EXHIBIT 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of May 18, 2005

among

XERIUM TECHNOLOGIES, INC., XTI LLC, XERIUM ITALIA S.P.A., STOWE-WOODWARD/MOUNT HOPE INC., WEAVEXX CORPORATION, HUYCK AUSTRIA GMBH and XERIUM GERMANY HOLDING GMBH

as Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWERS,

as Guarantors,

VARIOUS BANKS,

CITIGROUP GLOBAL MARKETS, INC.

and

CIBC WORLD MARKETS PLC,

as Joint Lead Arrangers and Lead Bookrunners,

CITICORP NORTH AMERICA, INC.,

as Collateral Agent,

CITIGROUP GLOBAL MARKETS, INC.

and

CIBC WORLD MARKETS PLC.

as Syndication Agents

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

U.S. Dollars 450,170,019.92

EUR 189,986,646.72

Canadian Dollars 76,188,596.86

“NOTE: THIS AGREEMENT, ANY CERTIFIED COPY OF THIS AGREEMENT AND ANY SUBSTITUTE DOCUMENT IS TO BE RETAINED OUTSIDE THE REPUBLIC OF AUSTRIA. TAKING THIS AGREEMENT, ANY CERTIFIED COPY OF THIS AGREEMENT OR ANY DOCUMENT REFERRING TO ANY OF THE AFOREMENTIONED INTO THE REPUBLIC OF AUSTRIA MAY GIVE RISE TO A CHARGE OF STAMP DUTY UNDER THE LAWS OF AUSTRIA.”

S-2

2.25	Joint and Several Liability	73

2.26	Optional Currencies	74

2.27	Loans to Non-US Borrowers	75

SECTION 3.	CONDITIONS PRECEDENT	75

3.1	Closing Date	75

3.2	Conditions to Each Credit Extension.	82

3.3	Conditions Relating to Optional Currencies.	83

3.4	Conditions to Tranche 2 Revolving Loan Credit Extensions	83

SECTION 4.	REPRESENTATIONS AND WARRANTIES	83

4.1	Organization; Requisite Power and Authority; Qualification	84

4.2	Capital Stock and Ownership	84

4.3	Due Authorization	84

4.4	No Conflict	84

4.5	Governmental Consents	85

4.6	Binding Obligation	85

4.7	Historical Financial Statements	85

4.8	Projections	85

4.9	No Material Adverse Change	85

4.10	No Restricted Junior Payments	85

4.11	Adverse Proceedings, etc.	86

4.12	Payment of Taxes	86

4.13	Properties	86

4.14	Environmental Matters	87

4.15	No Defaults	87

4.16	Material Contracts	87

4.17	Governmental Regulation	87

4.18	Margin Stock	88

4.19	Employee Matters	88

4.20	Employee Benefit Plans	88

4.21	Certain Fees	89

4.22	Solvency	89

4.23	Related Agreements	89

4.24	Compliance with Statutes, etc.	89

4.25	Disclosure	90

SECTION 5.	AFFIRMATIVE COVENANTS	90

5.1	Financial Statements and Other Reports	90

5.2	Existence	95

5.3	Payment of Taxes and Claims	95

5.4	Maintenance of Properties	95

5.5	Insurance	95

5.6	Books and Records; Inspections	96

5.7	[Intentionally Omitted]	96

5.8	Compliance with Laws	96

5.9	Environmental	96

5.10	Subsidiaries	98

5.11	Additional Material Real Estate Assets	98

5.12	Interest Rate Protection	98

5.13	Further Assurances	98

5.14	Intellectual Property	99

5.15	Know-Your-Customer Rules	99

5.16	Pari Passu Ranking	100

5.17	Post Closing Matters	100

SECTION 6.	NEGATIVE COVENANTS	100

6.1	Indebtedness	100

6.2	Liens	102

6.3	Equitable Lien	104

6.4	No Further Negative Pledges	104

6.5	Restricted Junior Payments	104

6.6	Restrictions on Subsidiary Distributions	105

6.7	Investments	106

6.8	Financial Covenants	107

6.9	Fundamental Changes; Disposition of Assets; Acquisitions	110

6.10	Disposal of Subsidiary Interests	111

6.11	Sales and Lease Backs	112

6.12	Transactions with Shareholders and Affiliates	112

6.13	Conduct of Business	112

6.14	Reserved	112

6.15	Amendments or Waivers of Organizational Documents	112

6.16	Amendments or Waivers of with respect to Subordinated Debt	112

6.17	Fiscal Year	113

SECTION 7.	GUARANTY	113

7.1	Guaranty of the Obligations	113

7.2	Contribution by Guarantors	113

7.3	Payment by Guarantors	115

7.4	Liability of Guarantors Absolute	115

7.5	Waivers by Guarantors	118

7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	119

7.7	Subordination of Other Obligations	120

7.8	Continuing Guaranty	120

7.9	Authority of Guarantors or Borrowers	120

7.10	Financial Condition of Each Borrower	120

7.11	Bankruptcy, etc.	120

7.12	Discharge of Guaranty Upon Sale of Guarantor	121

7.13	Validity of Pledge of Shares held by Xerium SAS and the German Guarantors; Parallel Obligations	121

7.14	Limitation of Non-US Guaranteed Obligations	123

7.15	Validity and Effectiveness	128

SECTION 8.	EVENTS OF DEFAULT	128

8.1	Events of Default	128

SECTION 9.	AGENTS	132

9.1	Appointment of Agents	132

9.2	Powers and Duties	132

9.3	General Immunity	132

9.4	Agents Entitled to Act as Bank	133

9.5	Banks’ Representations, Warranties and Acknowledgment	133

9.6	Right to Indemnity	134

9.7	Successor Administrative Agent	134

9.8	Collateral Documents and Guaranty	135

9.9	Reliance and Engagement Letters	136

SECTION 10.	MISCELLANEOUS	136

10.1	Notices	136

10.2	Expenses	136

10.3	VAT	137

10.4	Indemnity	137

10.5	Set Off	138

10.6	Amendments and Waivers.	139

10.7	Successors and Assigns; Participations	141

10.8	Independence of Covenants	144

10.9	Survival of Representations, Warranties and Agreements	144

10.10	No Waiver; Remedies Cumulative	144

10.11	Marshalling; Payments Set Aside	145

10.12	Severability	145

10.13	Obligations Several; Independent Nature of Banks’ Rights	145

10.14	Headings	145

10.15	APPLICABLE LAW	145

10.16	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	145

10.17	WAIVER OF JURY TRIAL	147

10.18	Confidentiality	147

10.19	Usury Savings Clause	148

10.20	Counterparts	149

10.21	Effectiveness	149

10.22	Importation of Credit Documents into Austria	149

10.23	Place of Performance	149

10.24	USA Patriot Act Notice	149

v

APPENDICES:

A-1	Xerium B Term Loan Commitments
A-2	XTI B Term Loan Commitments
A-3	Italia B Term Loan Commitments
A-4	Stowe-Woodward B Term Loan Commitments
A-5	Weavexx B Term Loan Commitments
A-6	Austria B Term Loan Commitments
A-7	Germany B Term Loan Commitments
A-8	Tranche 1 Revolving Commitments
A-9	Tranche 2 Revolving Commitments
B	Notice Addresses
C	Mandatory Cost Formula

SCHEDULES:	1.1(a)	Existing Indebtedness
	1.1(b)	Factoring Agreements
	1.1(c)	Guarantors
	1.01(d)	Existing Letters of Credit
	3.1(d)	Capitalization of Xerium and each other Borrower
	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization
	4.2	Capital Stock and Ownership
	4.13(b)	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	5.17	Post Closing Matters
	6.1(i)	Certain Indebtedness
	6.2(l)	Certain Liens
	6.7(i)	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A 1	Funding Notice
	A 2	Continuation Notice
	A 3	Issuance Notice
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non bank Status
	G 1	Closing Date Certificate
	G 2	Solvency Certificate
	H	Counterpart Agreement
	I-A	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Affiliate Subordination Agreement
	M	Letter of Credit
	N	Formalities Certificate

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 18, 2005, is entered into by and among XERIUM TECHNOLOGIES, INC. (“XERIUM”), a Delaware corporation, XTI LLC (“XTI”), a Delaware limited liability company, XERIUM ITALIA S.P.A. (“ITALIA SPA”), an Italian società per azioni, STOWE-WOODWARD/MOUNT HOPE INC. (“STOWE-WOODWARD”), a New Brunswick (Canada) corporation, WEAVEXX CORPORATION (“WEAVEXX”), a New Brunswick (Canada) corporation, HUYCK AUSTRIA GMBH (“HUYCK AUSTRIA”), an Austrian limited liability company, and XERIUM GERMANY HOLDING GMBH (“GERMANY HOLDINGS”), a German limited liability company (each of Xerium, Italia SpA, Stowe-Woodward, Weavexx, Huyck Austria and Germany Holdings, individually, a “Borrower” and, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE BORROWERS, as Guarantors, the Banks party hereto from time to time, CITIGROUP GLOBAL MARKETS, INC. and CIBC WORLD MARKETS PLC, as Joint Lead Arrangers and Lead Bookrunners (in such capacity, “Lead Arrangers”), CITIGROUP GLOBAL MARKETS, INC. and CIBC WORLD MARKETS PLC, as Syndication Agents (in such capacity, each a “Syndication Agent”), CITICORP NORTH AMERICA, INC., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and CITICORP NORTH AMERICA, INC., as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Xerium desires to repay, among other things, all outstanding obligations under the (i) Facility Agreement, dated December 9, 2002, as amended, restated, supplemented or otherwise modified from time to time (the “Facility Agreement”), among Xerium SA, the borrowers and guarantors party thereto, the lenders from time to time party thereto and CIBC World Markets plc, as Facility Agent and (ii) Mezzanine Facility Agreement, dated December 9, 2002, as amended, restated, supplemented or otherwise modified from time to time (the “Mezzanine Facility Agreement”), among Xerium SA, the borrowers and guarantors party thereto, the lenders from time to time party thereto and Bayerische Hypo-und-Vereinsbank AG, London Branch, as Mezzanine Facility Agent;

WHEREAS, Xerium desires to issue shares of its Common Stock in an initial public offering (“IPO”) and pay the Transaction Costs;

WHEREAS, Banks have agreed to extend certain credit facilities to Xerium, XTI, Italia SpA, Stowe-Woodward, Weavexx, Huyck Austria and Germany Holdings in a Base Currency aggregate amount not to exceed $[750,000,000] as of the Closing Date, consisting of $[650,000,000] Base Currency aggregate principal amount of B Term Loans, and up to $100,000,000 Base Currency aggregate principal amount of Revolving Commitments, in each case as of the Closing Date, the proceeds of which will be used, along with the proceeds of the IPO, (i) to consummate the Refinancing, (ii) pay Transaction Costs and (iii) for working capital and general corporate purposes of Xerium and its Subsidiaries subject to the limitations herein;

WHEREAS, Xerium and XTI have agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of its assets, including a pledge of all of the Capital Stock of certain of its Subsidiaries;

WHEREAS, each of Xerium, XTI, Italia SpA, Stowe-Woodward, Weavexx, Huyck Austria and Germany Holdings has agreed to secure all Non-US Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries, except as specifically limited by the Credit Documents;

WHEREAS, the Non-US Guarantors have agreed to guarantee the Non-US Obligations and the US Guarantors have agreed to guarantee the Obligations of all the Credit Parties, in each case hereunder and to secure their respective Obligations, as the case may be, by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of such Guarantors’ respective assets, including a pledge of all of the Capital Stock of each of such Guarantors’ respective Subsidiaries, as set forth in the Collateral Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted EBITDA” means, with respect to any Person for any period, the total of (A) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (B), without duplication, to the extent that any of the following were deducted in computing such Consolidated Net Income for such period: (i) provision for taxes based on income or profits, (ii) Consolidated Interest Expense, (iii) Consolidated Depreciation and Amortization Expense, (iv) reserves for inventory in connection with plant closures, (v) Consolidated Restructuring Costs, (vi) any non-cash gains or losses resulting from marking-to-market Hedging Obligations, (vii) any expense or loss associated with (A) any proposed or completed equity or debt financing on or prior to the Closing Date and (B) the early retirement, extinguishment or refinancing of debt including bonuses paid with respect to the completion of any of the foregoing, (viii) any fees, expenses or charges deducted in computing Consolidated Net Income which have been determined by management of Xerium, which determination is reasonably acceptable to the Administrative Agent, to be non-recurring by virtue of changes in Xerium’s method of operations pursuant to its cost reduction programs, (ix) Consolidated Transaction Costs, (x) non-cash charges resulting from the application of purchase accounting, (xi) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs or from the forgiveness of loans made to employees in connection with the purchase of equity and related tax gross-up payments made in cash in connection with the IPO or on or prior to the Closing Date, (xii) non cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and (xiii) expenses incurred as a result of the repurchase, redemption or retention by Xerium of Common Stock earned under equity compensation programs solely in order to make withholding tax payments. Notwithstanding the foregoing, taxes paid and provision for taxes based on the income or profits of, and the Consolidated Depreciation and Amortization Expense of, a Subsidiary of such Person shall be added to Consolidated Net Income of such Person to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Consolidated Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Xerium or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Xerium or any of its Subsidiaries, threatened against or affecting Xerium or any of its Subsidiaries or any property of Xerium or any of its Subsidiaries.

“Affected Bank” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated the date hereof, among the Credit Parties and the Administrative Agent, substantially in the form of Exhibit L, as amended, supplemented or otherwise modified from time to time.

“Agent” means each of Syndication Agent, Administrative Agent, Collateral Agent and each Lead Arranger.

“Agent Parties” as defined in Section 5.1(o)(iii).

“Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the foreign exchange market at or about 11:00 a.m. (New York City time) on a particular day.

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” means this Credit and Guaranty Agreement, dated as of May 18, 2005, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Apax Partners” means Apax Europe IV GP, L.P., a Delaware limited partnership, and its Affiliates.

“Applicable Margin” means (a) with respect to Xerium B Term Loans, 2.00% and (b) with respect to the other B Term Loans and Revolving Loans, 2.25%; provided, further, that on any date on or after the one year anniversary of the Closing Date, with respect to any Revolving Loans, the Applicable Margin shall be determined by reference to the Leverage Ratio set forth in the grid below as of the end of the most recently ended Fiscal Quarter for which the financial statements required by Section 5.1(b) (or Section 5.1(c), if such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year) have been delivered in accordance therewith and such change in the Applicable Margin shall take effect on the first day immediately following the delivery of the aforementioned financial statements; provided, further, that no change in the Applicable Margin shall be effective until after the Administrative Agent receives such financial statements and a certificate of an Authorized Officer calculating such Leverage Ratio in reasonable detail and no Default or Event of Default has occurred and is continuing (except that the Applicable Margin for all outstanding Loans shall be 2.25% during the continuation of a Default or Event of Default).

Leverage Ratio level	Applicable Margin
Leverage Ratio greater than or equal to 3.00:1.00	2.25%
Leverage Ratio less than 3.00:1.00 but greater than or equal to 2.25:1.00	2.00%
Leverage Ratio less than 2.25:1.00	1.75%

“Applicable Revolving Commitment Fee Percentage” means 0.75%.

“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Xerium or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of Xerium’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Xerium’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for gross consideration of less than $100,000 with respect to any transaction or series of related transactions.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Austria B Term Loan” means an Austria B Term Loan made by a Bank to Huyck Austria pursuant to Section 2.1(a)(vi).

“Austria B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund an Austria B Term Loan and “Austria B Term Loan Commitments”

means such commitments of all Banks in the aggregate. The amount in Base Currency of each Bank’s Austria B Term Loan Commitment, if any, is set forth on Appendix A-6 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount in Base Currency of the Austria B Term Loan Commitments as of the Closing Date is is set forth on Appendix A-6.

“Austria B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount in Base Currency of the Austria B Term Loans of such Bank; provided, at any time prior to the making of the Austria B Term Loans, the Austria B Term Loan Exposure of any Bank shall be equal to such Bank’s Austria B Term Loan Commitment.

“Austria B Term Loan Maturity Date” means the earlier of (i) the date that is seven years after the Closing Date, and (ii) the date that all Austria B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“B Term Loan” means a Xerium B Term Loan, an XTI B Term Loan, an Italia B Term Loan, a Stowe-Woodward B Term Loan, a Weavexx B Term Loan, an Austria B Term Loan or a German B Term Loan.

“B Term Loan Commitment” means a Xerium B Term Loan Commitment, an XTI B Term Loan Commitment, an Italia B Term Loan Commitment, a Stowe-Woodward B Term Loan Commitment, a Weavexx B Term Loan Commitment, an Austria B Term Loan Commitment or a German B Term Loan Commitment, and “B Term Loan Commitments” means such commitments of all Banks.

“B Term Loan Maturity Date” means the Xerium B Term Loan Maturity Date, the XTI B Term Loan Maturity Date, the Italia B Term Loan Maturity Date, the Stowe-Woodward B Term Loan Maturity Date, the Weavexx B Term Loan Maturity Date, the Austria B Term Loan Maturity Date or the German B Term Loan Maturity Date.

“BA Loan” means a Loan or any portion thereof bearing interest by reference to the BA Rate.

“BA Rate” means, in relation to any Loan denominated in Canadian Dollars, CDOR as of approximately 11:00 a.m. (New York City time) on the Interest Rate Determination Date.

“Bank” means each financial institution listed on the signature pages hereto as a Bank, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Bank Counterparty” means each Bank, or any Affiliate of a Bank, counterparty to the applicable documentation creating Hedging Obligations (including any Person who is a

Bank (and any Affiliate thereof) as of the Closing Date but subsequently, after entering into the applicable documentation creating Hedging Obligations, ceases to be a Bank) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Currency” means Dollars.

“Base Currency Amount” means in relation to a Credit Extension, the amount specified in the Funding Notice delivered by a Borrower for that Credit Extension (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Credit Date or, if later, on the date the Administrative Agent receives the Funding Notice in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Beneficiary” means each Agent, Issuing Bank, Bank and Bank Counterparty.

“Borrower” as defined in the preamble hereto.

“Brazilian Reorganization” means the legal reorganization of the Subsidiaries of Xerium organized under law of Brazil and the transactions contemplated thereby.

“Business Day” means (i) with respect to all matters except those addressed in clause (ii), any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state or jurisdiction are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, Euribor Loans or BA Loans, means any such day that is a Business Day described in clause (i) and (A) in connection with LIBOR Loans, that is also a day on which banks in the City of London are generally open for interbank or foreign exchange, (B) in connection with Euribor Loans, that is also a TARGET Day and (C) in connection with BA Loans, that is also not a day on which banks in the City of Toronto are authorized or required by applicable law to remain closed.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guarantor” as defined in 7.14(e).

“Canadian Loan” means a Stowe-Woodward B Term Loan or a Weavexx B Term Loan.

“Canadian Pension Plan Event” means (i) the failure by Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx to make any required contribution or premium payment to a Canadian Registered Pension Plan in a timely manner in accordance with the terms of the applicable Canadian Registered Pension Plan and all applicable laws; (ii) the withdrawal by Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx as

a participating employer under any multi-employer pension plan, as defined under applicable laws; (iii) the termination, in whole or in part, of any Canadian Registered Pension Plan; (iv) the institution of proceedings by a pension regulator which has jurisdiction over a Canadian Registered Pension Plan to terminate the Canadian Registered Pension Plan in whole or in part; or (v) the occurrence of any event or condition which could reasonably be expected to result in the institution of proceedings by the applicable pension regulator to terminate a Canadian Registered Pension Plan, in whole or in part.

“Canadian Registered Pension Plan” means a “registered pension plan”, as defined in subsection 248(1) of the Income Tax Act (Canada) which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed to by, Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx.

“Capital Expenditures” means, with respect to any Person, all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the cash flows of such Person.

“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of in connection with a Capital Lease.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Collateral Account” means a deposit account maintained by the Borrowers with the Administrative Agent for the purpose of holding deposits of Net Asset Sales Proceeds and Net Insurance/Condemnation Proceeds that are allowed to be reinvested by the Borrowers in accordance with Sections 2.14(a) and 2.14(b), respectively; provided that the Administrative Agent shall require any (i) such deposits (other than Net Insurance/Condemnation Proceeds) remaining in such deposit account for one hundred eighty-one (181) days to be applied by the Borrowers to repay Loans and (ii) deposits in respect of Net Insurance/Condemnation Proceeds remaining in such deposit account for three hundred sixty (360) days to be applied by the Borrowers to repay Loans, in each case, to the extent required by and in a manner consistent with Section 2.15(b).

“Cash Equivalents” means (i) Dollars or any foreign currency freely exchangeable into Dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the Ordinary Course, (ii) securities issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of Xerium) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P and (viii) instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.

“CDOR” means, on any date and with respect to any Loan, the annual rate of interest which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 1991 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 11:00 a.m. (New York City time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR on such date shall be calculated as the arithmetic mean of the rates for the Interest Period referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule 1 of the Bank Act (Canada) that are Banks as of 11:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

“Certificate re Non Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Section 13(d) and 14(d) under the Exchange Act), other than Apax Partners and its Affiliates and holders of Common Stock as of the Closing Date who are also officers or employees of Xerium as of the Closing Date, shall have acquired beneficial ownership (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Xerium; (ii) Xerium shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrowers (other than Xerium) including, but not limited to, if a Person shall attain the right, even if not exercised, by contract, share ownership or otherwise, to appoint the majority of the board of directors of any such Borrower or to direct the manner in which the board of directors of any such Borrower conducts its affairs; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Xerium cease to be occupied by Persons who either (a) were members of the board of directors of Xerium on the Closing Date or (b) were nominated for election by the board of directors of Xerium, a majority of whom were directors on the Closing

Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under the documents governing Subordinated Debt, if any, shall occur.

“Class” means (i) with respect to Banks, each of the following classes of Banks: (a) Banks having Xerium B Term Loan Exposure, (b) Banks having XTI B Term Loan Exposure, (c) Banks having Italia B Term Loan Exposure, (d) Banks having Stowe-Woodward B Term Loan Exposure, (e) Banks having Weavexx B Term Loan Exposure, (f) Banks having Austria B Term Loan Exposure, (g) Banks having German B Term Loan Exposure and (h) Banks having Revolving Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Xerium B Term Loans, (b) XTI B Term Loans, (c) Italia B Term Loans, (d) Stowe-Woodward B Term Loans, (e) Weavexx B Term Loans, (f) Austria B Term Loans, (g) German B Term Loans, (h) Tranche 1 Revolving Loans and (i) Tranche 2 Revolving Loans.

“Closing Date” means the date on which the B Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G 1.

“Closing Date Mortgaged Property” as defined in Section 3.1(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreements, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, the Memorandum of Agreed Security and Guarantee Principles, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Banks, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or B Term Loan Commitment.

“Common Stock” means the common stock of Xerium, par value 0.01 per share.

“Communications” as defined in Section 5.1(o)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all Capital Expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis.

“Consolidated Cash Restructuring Costs” means, with respect to any Person for any period, any restructuring costs paid in Cash for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries; provided, that such Consolidated Cash Restructuring Costs do not exceed $7.1 million in Fiscal Year 2005 in the aggregate, $1.0 million in Fiscal Year 2006 in the aggregate, $2.5 million in Fiscal Year 2007 in the aggregate and $1.5 million in the aggregate in any Fiscal Year thereafter.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Xerium and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense, (ii) scheduled payments of principal on Debt and (iii) the portion of taxes based on income actually paid or to be paid in cash.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that for the purpose of calculating the Interest Coverage Ratio only, amortization of deferred financing fees shall be excluded from the calculation of Consolidated Interest Expense. The calculation of Consolidated Interest Expense shall be net of interest income and the effect of all payments made or received pursuant to interest rate Hedging Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any unrealized gains or losses on account of indebtedness (external and structural) made pursuant to Financial Accounting Standard No. 52 or otherwise in accordance with GAAP and (iv) any gains resulting from the returned surplus assets of any Pension Plan or Canadian Registered Pension Plan; and provided, further that, without duplication, (x) the net income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a wholly-owned Subsidiary thereof in respect of such period (and if such net income is a loss it will be included only to the extent such loss has been funded with cash by such Person or a wholly-

owned Subsidiary thereof in respect of such period), and (y) the net income (loss) for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained and which is not expected by Xerium to be obtained in the Ordinary Course) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (other than any loan agreement or similar agreement which restricts the payment of dividends or similar distributions upon the occurrence of or during the existence or continuance of a default or event of default), unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived and except that this clause (y) shall not apply to any Subsidiary that is also a Guarantor in the calculation of Xerium’s Leverage Ratio.

“Consolidated Restructuring Costs” means, with respect to any Person for any period, any restructuring or related impairment costs for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries, provided, that the amount of such costs for (i) Fiscal Year 2005 shall not exceed $11,000,000 in the aggregate, (ii) Fiscal Year 2006 shall not exceed $4,000,000 in the aggregate, (iii) Fiscal Year 2007 shall not exceed $3,500,000 in the aggregate and (iv) any Fiscal Year thereafter shall not exceed $1,500,000 in the aggregate.

“Consolidated Transaction Costs” means costs incurred by Xerium and its Subsidiaries in connection with the consummation of the IPO, the preparation and closing of the Credit Agreement, the preparation of the Brazilian Reorganization and related compensation charges associated with the termination of the incentive plans.

“Constitutional Documents” means the constitutional documents of the Credit Parties as amended from time to time in accordance with the terms of this Agreement.

“Continuation Date” means the effective date of a continuation as set forth in the applicable Continuation Notice.

“Continuation Notice” means a Continuation Notice substantially in the form of Exhibit A 2.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, the Affiliate Subordination Agreement, any documents or certificates executed by any Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Bank in connection herewith.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each US Credit Party and Non-US Credit Party.

“Debt” means, with respect to Xerium, on a consolidated basis on any date, the actual outstanding amount of funded indebtedness of Xerium and its Subsidiaries, plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of Xerium and its Subsidiaries on such date less the aggregate principal Base Currency Amounts outstanding under the Tranche 2 Revolving Loans. For purposes of computing Debt, Indebtedness which is payable other than in Dollars shall be converted into Dollars using the average exchange rate for the most recently ended four Fiscal Quarters for which internal financial statements are available.

“Default” means a condition or event that, after notice or expiry of an applicable grace period, or the making of any determination under the Credit Documents, or any combination of any of the foregoing, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Bank, the excess, if any, of such Defaulting Bank’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Banks (calculated as if all Defaulting Banks (other than such Defaulting Bank) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Bank.

“Default Period” means, with respect to any Defaulting Bank, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Bank shall have been reduced to zero (whether by the funding by such Defaulting Bank of any Defaulted Loans of such Defaulting Bank or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Bank shall have delivered to each Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which each Borrower, Administrative Agent and Requisite Banks waive all Funding Defaults of such Defaulting Bank in writing.

“Defaulted Loan” as defined in Section 2.23.

“Defaulting Bank” as defined in Section 2.23.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition Event” as defined in Section 2.14(c).

“Dividend Payment Date” means the 15th day of each June, September, December and March.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Bank, any Affiliate of any Bank and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, financial institution, trust fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses or in the ordinary course or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided, no Affiliate of Xerium or Apax Partners shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Xerium or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Xerium or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Xerium or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Xerium or such Subsidiary and with respect to liabilities arising after such period for which Xerium or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Xerium, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Euribor” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of approximately 11:00 a.m. (Brussels time) on the Interest Rate Determination Date for the offering of deposits in EUROS for a period comparable to the Interest Period of the relevant Loan.

“Euribor Loan” means a Loan or any portion thereof bearing interest by reference to the Euribor Rate.

“Euribor Rate” means the rate of interest for each Interest Period that is equal to the interest rate per annum which is the aggregate of the applicable Euribor determined interest rate and Mandatory Cost, if any.

“EUROS” “Euro”, “euro”, “EUR”, “€” or “euros” means the single currency of Participating Member States.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash” means Pre-Dividend Free Cash Flow minus actual dividend payments made or to be made with respect to the applicable period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Sale Proceeds” means Net Asset Sale Proceeds which arise from sales or other dispositions of Xerium’s manufacturing facilities in Wake Forest, North Carolina, Farmville, Virginia, Spartanburg, South Carolina, and Kimberly, Wisconsin but only to the extent that such Net Asset Sale Proceeds do not exceed, in the aggregate, $10,000,000.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under the Facility Agreement and the Mezzanine Facility Agreement, and (ii) Indebtedness and other obligations set forth in Schedule 1.1(a).

“Existing Letters of Credit” means each letter of credit issued or deemed to have been issued under the Existing Indebtedness (including any extension thereof) that is outstanding on the Closing Date. The Existing Letters of Credit are listed on Schedule 1.01(d).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Xerium or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Office” means the office or offices notified by a Bank or the Issuing Bank to the Administrative Agent in writing on or before the date it becomes a Bank or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement

“Factoring Agreements” means those certain agreements set forth on Schedule 1.1(b) and provided to each of the Lead Arrangers and Administrative Agent and its counsel, providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable:

(A) on arm’s length terms for cash payable at the time of disposal in accordance with the terms of the Japanese Promissory Note Discounting Facilities as in effect on the date of this Agreement, provided that the maximum aggregate amount of receivables which have been so sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) does not exceed ¥1,500,000,000 at any time; or

(B) on non-recourse (as regards default by the relevant debtor(s)) and arm’s length terms for cash payable at the time of disposal by Huyck Australia Pty. Ltd in respect of customer-provided letters of credit, provided that the maximum aggregate amount of receivables which have been so sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) does not exceed AUD 7,500,000 at any time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Xerium that such financial statements fairly present, in all material respects, the financial condition of Xerium and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“First Currency” as defined in 10.4(b).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens set forth in clauses (b), (c), (e), (f), (i), (j), (k), (l), (m) and (n) of Section 6.2.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Xerium and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period; provided, that in computing Consolidated Fixed Charges for any period commencing on or prior to the Closing Date and ending as of the close of any Fiscal Quarter on or prior to the first anniversary of the Closing Date, Consolidated Fixed Charges for such period shall equal the product of (x) Consolidated Fixed Charges for the period commencing on the first day of the first full calendar month following the Closing Date and ending on the last day of such Fiscal Quarter multiplied by (y) a fraction, the numerator of which is equal to 365 and the denominator of which is equal to the number of days that have elapsed in such period commencing on the first day of the first full calendar month following the Closing Date and ending on the last day of such Fiscal Quarter.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Banks, and located in an area designated by the Federal Emergency Management Agency or other Governmental Authority as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formalities Certificate” means a Formalities Certificate substantially in the form of Exhibit N.

“Fraudulent Transfer Laws” as defined in Section 2.25(a).

“French Guarantor” as defined in 7.14(d).

“Funding Borrower” as defined in Section 2.25(b).

“Funding Default” as defined in Section 2.23.

“Funding Notice” means a notice substantially in the form of Exhibit A 1.

“Funds Flow Statement” means the agreed form funds flow statement prepared by Xerium and approved by the Administrative Agent in respect of the Transactions.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, for Xerium and its Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof.

“German B Term Loan” means a German B Term Loan made by a Bank to Germany Holdings pursuant to Section 2.1(a)(vii).

“German B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund a German B Term Loan and “German B Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount in Base Currency of each Bank’s German B Term Loan Commitment, if any, is set forth on Appendix A-7 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount in Base Currency of the German B Term Loan Commitments as of the Closing Date is set forth on Appendix A-7.

“German B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount in Base Currency of the German B Term Loans of such Bank; provided, at any time prior to the making of the German B Term Loans, the German B Term Loan Exposure of any Bank shall be equal to such Bank’s German B Term Loan Commitment.

“German B Term Loan Maturity Date” means the earlier of (i) the date that is seven years after the Closing Date, and (ii) the date that all German B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“German Guarantors” means Stowe Woodward Forschungs- und Entwicklungs GmbH, Stowe Woodward AG, Robec GmbH, Wangner Service GmbH, Wangner Beteiligungsgesellschaft mbH, Wangner GmbH & Co. KG, and Wangner Verwaltungsgesellschaft mbH.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, provincial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or any foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1(b).

“Guarantor” means each Non-US Guarantor and each US Guarantor.

“Guarantor Subsidiary” means each Guarantor other than Xerium.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any other guaranty which purports to guaranty all or a portion of the Obligations.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements entered into with a Bank Counterparty in order to satisfy the requirements of this Agreement or otherwise in Xerium’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices entered into with a Bank Counterparty in order to satisfy the requirements of this Agreement or otherwise in Xerium’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Xerium and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Xerium and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Xerium that they fairly present, in all material respects, the financial condition of Xerium and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“Increased Cost Banks” as defined in Section 2.24.

“Incremental Permitted Capital Expenditures” means the aggregate amount of Excess Cash that remains with Xerium after giving effect to Section 2.14(e), solely to the extent that such Excess Cash has been spent on Capital Expenditures.

“Indebtedness” means, with respect to any Person, the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, other than trade payables incurred in the Ordinary Course, (iv) in respect of Capitalized Lease Obligations, or (v) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. To the extent not otherwise included, Indebtedness shall include (a) any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course), and (b) Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person. Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the Ordinary Course, and (y) account credits to participants under any compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, provincial, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Banks’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Xerium or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.4.

“Information” as defined in Section 10.18.

“Information Memorandum” means the Confidential Information Memorandum dated February 2005 in respect of Xerium Technologies, Inc.

“Interest Coverage Ratio” means, with respect to Xerium for any period, the ratio of (A) the Adjusted EBITDA for the four-Fiscal Quarters period then ending to (B) the Consolidated Interest Expense for the four-Fiscal Quarters then ending; provided, that in computing Consolidated Interest Expense for any period commencing on or prior to the Closing Date and ending as of the close of any Fiscal Quarter on or prior to the first anniversary of the Closing Date, Consolidated Interest Expense for such period shall equal the product of (x) Consolidated Interest Expense for the period commencing on the first day of the first full calendar month following the Closing Date and ending on the last day of such Fiscal Quarter multiplied by (y) a fraction, the numerator of which is equal to 365 and the denominator of which is equal to the number of days that have elapsed in such period commencing on the first day of the first full calendar month following the Closing Date and ending on the last day of such Fiscal Quarter.

“Interest Payment Date” means with respect to any LIBOR Loan, Euribor Loan or BA Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Euribor Loan, a LIBOR Loan or a BA Loan, an interest period of one, two, three or six months, or, with respect to a Euribor Loan or a LIBOR Loan only, nine or twelve months if consented to in writing by all Banks making such Loan, as selected by each Borrower in the applicable Funding Notice or Continuation Notice (provided, that until the earlier to occur of (i) the 90th day following the Closing Date or (ii) the date upon which the Lead Arrangers determine in their sole discretion that the primary syndication of the Revolving Loans and B Term Loans has been completed, Euribor Loans, LIBOR Loans and BA Loans shall be restricted to a single one month interest period at all times, with the first such interest period to begin on the Closing Date and with any subsequent interest periods to begin on the last day of the prior one month interest period theretofore in effect), (i) initially, commencing on the Credit Date or Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of B Term Loans shall extend beyond such Class’ B Term Loan Maturity Date; (d) no Interest Period with respect to any portion of any Class of Revolving Loans shall extend beyond such Class’ Revolving Commitment Termination Date; and (e) all interest periods of the same currency having the same commencing date and expiration date shall be considered one Interest Period.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Xerium’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period (i) for any currency other than Sterling, the date that is two Business Days prior to the first day of such Interest Period and (ii) for Sterling, the date that is the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Xerium or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Xerium, any other Borrower or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Xerium from any Person (other than Xerium, any other Borrower or a Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course) or capital contribution by Xerium or any of its Subsidiaries to any other Person (other than Xerium, any other Borrower or a Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IPO” as defined in the Recitals.

“IPO Documents” means the Prospectus, the Underwriting Agreement, and the Registration Statement on Form S-1, as amended.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A 3.

“Issuing Bank” means, in respect of the Letters of Credit in existence on the Closing Date, CIBC World Markets plc, and, in respect of all other Letters of Credit, Citicorp. North America, Inc., each as Issuing Bank hereunder, and each together with their respective permitted successors and assigns in such capacity.

“Italia B Term Loan” means an Italia B Term Loan made by a Bank to Italia SpA pursuant to Section 2.1(a)(iii).

“Italia B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund an Italia B Term Loan and “Italia B Term Loan Commitments” means such commitments of all Banks in the aggregate. The Base Currency of each Bank’s Italia B Term Loan Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount in Base Currency of the Italia B Term Loan Commitments as of the Closing Date is set forth on Appendix A-3.

“Italia B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal in Base Currency of the Italia B Term Loans of such Bank; provided, at any time prior to the making of the Italia B Term Loans, the Italia B Term Loan Exposure of any Bank shall be equal to such Bank’s Italia B Term Loan Commitment.

“Italia B Term Loan Maturity Date” means the earlier of (i) the date that is seven years after the Closing Date, and (ii) the date that all Italia B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Japanese Yen” or “¥” means the lawful currency of Japan.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement substantially in the form of Exhibit M or otherwise acceptable to Issuing Bank and Administrative Agent.

“Letter of Credit Sublimit” means the lesser of (i) the Base Currency Amount of $50,000,000 and (ii) the remainder of the Tranche 1 Revolving Commitments then in effect less the aggregate principal amount of the Tranche 1 Revolving Loans then outstanding.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate Base Currency Amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate Base Currency Amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of each Borrower.

“Leverage Ratio” means, with respect to Xerium on any date, the ratio of (A) the Debt of Xerium and its Subsidiaries as of such date to (B) the Adjusted EBITDA of Xerium and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such date (or if such date is not the last day of a Fiscal Quarter of Xerium, for the period of four consecutive Fiscal Quarters most recently ended).

“LIBOR” means, in relation to any Loan (other than a Loan denominated in EUROS or Canadian Dollars):

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Rate” means the rate of interest for each Interest Period that is equal to the interest rate per annum which is the aggregate of the applicable LIBOR determined interest rate and Mandatory Cost, if any.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Xerium B Term Loan, an XTI B Term Loan, an Italia B Term Loan, a Stowe-Woodward B Term Loan, a Weavexx B Term Loan, an Austria B Term Loan, a German B Term Loan, a Tranche 1 Revolving Loan and a Tranche 2 Revolving Loan.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Appendix C (Mandatory Cost Formula).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, matter or circumstance: (a) which in the reasonable opinion of the Requisite Banks is materially adverse to the: (i) business, assets or financial condition of Xerium and its Subsidiaries taken as a whole; or (ii) ability of any Credit Party to perform any of its Obligations in accordance with their terms under any of the Credit Documents; or (b) which in the reasonable opinion of the Requisite Banks results in any (i) Credit Document not being legal, valid and binding on and, subject to reservations contained in the legal opinions provided as conditions precedent thereto, enforceable against any party thereto and/or (ii) Collateral Document not being a valid and effective security interest, and in the case of (b), in each case in a manner or to an extent materially prejudicial to the interest of any Bank under the Credit Documents.

“Material Contract” means any contract or other arrangement to which Xerium or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the terms of the lease are less than $500,000 per annum, in each case located in the United States, Canada and the United Kingdom or (ii) any Real Estate Asset that the Requisite Banks have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium or any Subsidiary thereof, including each Borrower.

“Material Subsidiary” means (i) each Borrower and Guarantor; and (ii) any other direct or indirect Subsidiary of Xerium’s, the profit from ordinary activities before interest, goodwill, amortization, taxation and exceptional items or gross assets of which exceeds 4% of the consolidated profit from ordinary activities before interest, goodwill, amortization, taxation and exceptional items or gross assets of Xerium and its Subsidiaries on a consolidated basis, and for this purpose the calculation of profit from ordinary activities before interest, goodwill, amortization, taxation and exceptional items or gross assets shall: (a) be made in accordance with GAAP; (b) in the case of a company which itself has Subsidiaries, be made by using the consolidated profit from ordinary activities before interest, goodwill, amortization, taxation and exceptional items or gross assets, as the case may be, of it and its Subsidiaries; and (c) be made by reference to the latest available quarterly financial information of the relevant Subsidiary of Xerium and its Subsidiaries on a consolidated basis.

“Memorandum of Agreed Security and Guarantee Principles” means the Memorandum of Agreed Security and Guarantee Principles, dated the date hereof, by and between Xerium and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Xerium or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, reasonable transaction costs) incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Xerium or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Xerium or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (excluding proceeds of business interruption insurance) or (b) as a result of the taking of any assets of Xerium or any of its

Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Xerium or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Xerium or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Bank” as defined in Section 2.24.

“Non-US Aggregate Payments” as defined in 7.2(a).

“Non-US Bank” as defined in Section 2.20(c).

“Non-US Borrower” means each Borrower other than Xerium and XTI.

“Non-US Credit Party” means each Non-US Borrower and each Non-US Guarantor.

“Non-US Contributing Guarantor” as defined in 7.2(a).

“Non-US Fair Share” as defined in 7.2(a).

“Non-US Fair Share Contribution Amount” as defined in 7.2(a).

“Non-US Funding Guarantor” as defined in 7.2(a).

“Non-US Guaranteed Obligations” as defined in 7.1(a).

“Non-US Guarantor” means each Guarantor listed as a Non-US guarantor in Schedule 1.1(c) and any other Foreign Subsidiary that becomes a party to the Guaranty.

“Non-US Obligations” means the Obligations of the Non-US Borrowers and the Non-US Guarantors.

“Notice” means a Funding Notice, an Issuance Notice, or a Continuation Notice.

“Obligation Aggregate Payments” as defined in Section 2.25(b).

“Obligation Fair Share” as defined in Section 2.25(b).

“Obligation Fair Share Contribution Amount” as defined in Section 2.25(b).

“Obligation Fair Share Shortfall” as defined in Section 2.25(b).

“Obligations” means all obligations of every nature of a US Credit Party or a Non-US Credit Party, as the case may be, from time to time owed to the Agents (including former Agents), the Banks, or any of them, any Issuing Bank and Bank Counterparties, including Hedging Obligations, under any Credit Document or the applicable documents creating the

Hedging Obligations (including, without limitation, with respect to Hedging Obligations, obligations owed to any person who was a Bank or an Affiliate of a Bank at the time such Hedging Obligation was incurred), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedging Obligations, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Officers’ Certificate” means a certificate signed on behalf of Xerium by two officers of Xerium, one of whom must the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Xerium.

“Optional Currency” means a currency (i) denominated in EUROS, Canadian Dollars, Sterling, Japanese Yen and any other currency approved by the Administrative Agent and (ii) which complies with the conditions set out in Section 2.26.

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary, typical and carried out in a manner consistent with past practice.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other Foreign Subsidiary or entity, its memorandum or articles of association or other constitutional documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, Xerium, any of its Subsidiaries or any of its ERISA Affiliates.

“Permitted Acquisition” means any acquisition by a Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned (directly or indirectly) 100% by a Borrower or a Guarantor Subsidiary thereof; provided such Guarantor Subsidiary shall not have any limitations in respect of its guaranty of the Obligation similar to those set forth in Section 7.14, and each Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of each Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)	Xerium and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(e));

(v)	there are no material contingent liabilities (including, without limitation, Environmental Claims, but excluding for this purpose Ordinary Course Tax liabilities) relating to the company or business acquired;

(vi)	Xerium shall have delivered to Administrative Agent at least fifteen (15) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; and

(vii)	any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which Xerium and/or any of its Subsidiaries are engaged as of the Closing Date and (y) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition adjusted on a pro forma basis as certified by the Chief Financial Officer of Xerium.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) includes an assessment of asbestos containing materials at such Facility, (iii) is accompanied by (a) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Xerium’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 5.1(p)(ii).

“Pledge and Security Agreements” mean the Pledge and Security Agreement to be executed by each U.S. Credit Party substantially in the form of Exhibit I-A and each functionally similar agreement executed by any Non-U.S. Credit Party, as each may be amended, supplemented or otherwise modified from time to time.

“Pre-Dividend Free Cash Flow” means, commencing with Fiscal Year 2006, with respect to any period, the total of (A) Adjusted EBITDA for such period minus (B) the sum, without duplication, for such period of: (i) Consolidated Interest Expense paid in cash, (ii) cash income tax expense, net of cash income tax refunds and cash income tax rebates received by Xerium and its Subsidiaries, (iii) Consolidated Capital Expenditures (except to the extent (I) financed or refinanced with an incurrence of Indebtedness, until such Indebtedness is repaid (other than through the refinancing thereof), (II) financed with insurance or condemnation proceeds, (III) financed with the cash proceeds from any Asset Sale or (IV) Consolidated Capital Expenditures which are included in Incremental Permitted Capital Expenditures), (iv) Consolidated Cash Restructuring Costs, (v) any scheduled prepayment of the B Term Loans and any other long term debt permitted under the Credit Agreement and any mandatory prepayment that results in a permanent reduction of the Revolving Commitments (excluding any mandatory prepayments pursuant to Sections 2.14(a), (b), (c), (d) and (e) and, with respect to the Tranche 2 Revolving Commitments, any mandatory prepayment made) and (vi) cash payments of withholding taxes from proceeds of the repurchase, redemption or retention of Common Stock permitted under Section 6.5(c).

“Principal Office” means, for each of Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to each Borrower, Administrative Agent and each Bank.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Xerium B Term Loan of any Bank, the percentage obtained by dividing (a) the Xerium B Term Loan Exposure of that Bank by (b) the aggregate Xerium B Term Loan Exposure of all Banks; (ii) with respect to all payments, computations and other matters relating to the XTI B Term Loan of any Bank, the percentage obtained by dividing (a) the XTI B Term Loan Exposure of that Bank by (b) the aggregate XTI B Term Loan Exposure of all Banks; (iii) with respect to all payments, computations and other matters relating to the Italia B Term Loan of any Bank, the percentage obtained by dividing (a) the Italia B Term Loan Exposure of that Bank by (b) the aggregate Italia B Term Loan Exposure of all Banks; (iv) with respect to all payments, computations and other matters relating to the Stowe-Woodward B Term Loan of any Bank, the percentage obtained by dividing (a) the Stowe-Woodward B Term Loan Exposure of that Bank by (b) the aggregate Stowe-Woodward B Term Loan Exposure of all Banks; (v) with respect to all payments, computations and other matters relating to the Weavexx B Term Loan of any Bank, the percentage obtained by dividing (a) the Weavexx B Term Loan Exposure of that Bank by (b) the aggregate Weavexx B Term Loan Exposure of all Banks; (vi) with respect to all payments, computations and other matters relating to the Austria B Term Loan of any Bank, the percentage obtained by dividing (a) the Austria B Term Loan Exposure of that Bank by (b) the aggregate Austria B Term Loan Exposure of all Banks; (vii) with respect to all payments, computations and other matters relating to the German B Term Loan of any Bank, the percentage obtained by dividing (a) the German B Term Loan Exposure of that Bank by (b) the aggregate German B Term Loan Exposure of all Banks; (viii) with respect to all payments, computations and other matters relating to the Tranche 1 Revolving Commitment or Tranche 1 Revolving Loans of any Bank or any Letters of Credit issued or participations purchased therein by any Bank, the percentage obtained by dividing (a) the Tranche 1 Revolving Exposure of that Bank by (b) the aggregate Tranche 1 Revolving Exposure of all Banks; and (ix) with respect to all payments, computations and other matters relating to the Tranche 2 Revolving Commitment or Tranche 2 Revolving Loans of any Bank, the percentage obtained by dividing (a) the Tranche 2 Revolving Exposure of that Bank by (b) the aggregate Tranche 2 Revolving Exposure of all Banks. For all other purposes with respect to each Bank, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Xerium B Term Loan Exposure, the XTI B Term Loan Exposure, the Italia B Term Loan Exposure, the Stowe-Woodward B Term Loan Exposure, the Weavexx B Term Loan Exposure, the Austria B Term Loan Exposure, the German B Term Loan Exposure and the Revolving Exposure of that Bank, by (B) an amount equal to the sum of the aggregate Xerium B Term Loan Exposure, the aggregate XTI B Term Loan Exposure, the aggregate Italia B Term Loan Exposure, the aggregate Stowe-Woodward B Term Loan Exposure, the aggregate Weavexx B Term Loan Exposure, the aggregate Austria B Term Loan Exposure, the aggregate German B Term Loan Exposure and the aggregate Revolving Exposure of all Banks.

“Projections” as defined in Section 4.8.

“Prospectus” means the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission by Xerium, as amended.

“Qualifying Lender” means:

(a)	a Bank which is a bank as defined in Section 840A of the Income and Corporation Taxes Act of 1988 of the United Kingdom, beneficially entitled to all amounts payable to it by a Credit Party under the Credit Documents and within the charge to United Kingdom corporation tax as respects such amounts; or

(b)	a bank in respect of which an order under Section 840A(1)(d) designating it as a bank for the purposes of Section 349(3)(a) of the Income and Corporation Taxes Act of 1988 of the United Kingdom provides that Section 349(3)(a) shall apply to it as if the words from “if” to the end in that section were omitted; or

(c)	a Treaty Lender.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by Reference Banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“R&W Material Adverse Effect” means any effect, event, matter or circumstance: (a) is materially adverse to the: (i) business, assets or financial condition of Xerium and its Subsidiaries taken as a whole; or (ii) the ability of any Credit Party to perform any of its Obligations in accordance with their terms under any of the Credit Documents; or (b) results in any (i) Credit Document not being legal, valid and binding on and, subject to reservations contained in the legal opinions provided as conditions precedent thereto, enforceable against any party thereto and/or (ii) Collateral Document not being a valid and effective security interest, and in the case of (b), in each case in a manner or to an extent materially prejudicial to the interest of any Bank under the Credit Documents.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

“Reference Banks” means, in relation to LIBOR, Euribor and Mandatory Cost, the principal London offices of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Xerium.

“Refinancing” means the repayment of Existing Indebtedness.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(e).

“Related Agreements” means, collectively, the Information Memorandum and the IPO Documents.

“Related Fund” means, with respect to any Bank that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Related Transactions” means, collectively, (i) the consummation of the IPO on terms and conditions satisfactory to the Lead Arrangers and (ii) the payment of fees (including applicable premiums and consent fees) and expenses in connection with the transactions described in preceding clause (i).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Interbank Market” means in relation to EUROS, the European interbank market and, in relation to any other currency, the London interbank market.

“Replacement Bank” as defined in Section 2.24.

“Replacement Rate” means the rate notified to the Administrative Agent by a Bank, as soon as practicable and in any event no later than 11:00 a.m. (New York City time) on the date that interest is due to be paid in respect of the applicable Interest Period, to be that interest rate which expresses as a percentage rate per annum the cost to that Bank of funding its participation in the applicable Loan from whatever source such Bank may reasonably select.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requisite Banks” means one or more Banks having or holding Xerium B Term Loan Exposure, XTI B Term Loan Exposure, Italia B Term Loan Exposure, Stowe-Woodward B Term Loan Exposure, Weavexx B Term Loan Exposure, Austria B Term Loan Exposure, German B Term Loan Exposure and/or any Revolving Exposure and representing more than 66.7% of the sum of the (i) aggregate Xerium B Term Loan Exposure of all Banks, (ii) aggregate XTI B Term Loan Exposure of all Banks, (iii) aggregate Italia B Term Loan Exposure of all Banks, (iv) aggregate Stowe-Woodward B Term Loan Exposure of all Banks, (v) aggregate Weavexx B Term Loan Exposure of all Banks, (vi) aggregate Austria B Term Loan Exposure of all Banks, (vii) aggregate German B Term Loan Exposure of all Banks and (viii) aggregate Revolving Exposure of all Banks.

“Requisite Class Banks” means, at any time of determination, (i) for the Class of Banks having Xerium B Term Loan Exposure, Banks holding more than 66.7% of the aggregate Xerium B Term Loan Exposure of all Banks; (ii) for the Class of Banks having XTI B Term Loan Exposure, Banks holding more than 66.7% of the aggregate XTI B Term Loan Exposure of all Banks; (iii) for the Class of Banks having Italia B Term Loan Exposure, Banks holding more than 66.7% of the aggregate Italia B Term Loan Exposure of all Banks; (iv) for the Class of Banks having Stowe-Woodward B Term Loan Exposure, Banks holding more than 66.7% of the aggregate Stowe-Woodward B Term Loan Exposure of all Banks; (v) for the Class of Banks having Weavexx B Term Loan Exposure, Banks holding more than 66.7% of the aggregate Weavexx B Term Loan Exposure of all Banks; (vi) for the Class of Banks having Austria B Term Loan Exposure, Banks holding more than 66.7% of the aggregate Austria B Term Loan Exposure of all Banks; (vii) for the Class of Banks having German B Term Loan Exposure, Banks holding more than 66.7% of the aggregate German B Term Loan Exposure of all Banks; (viii) for the Class of Banks having Tranche 1 Revolving Exposure, Banks holding more than 66.7% of the aggregate Tranche 1 Revolving Exposure of all Banks; and (ix) for the Class of Banks having Tranche 2 Revolving Exposure, Banks holding more than 66.7% of the aggregate Tranche 2 Revolving Exposure of all Banks.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Xerium now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Xerium now or hereafter outstanding, except any payment made solely in shares of that class of stock to the holders of that class; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Xerium now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Debt, excluding, in respect of this clause (iv), payments in kind.

“Revolving Commitment” means the commitment of a Bank to make or otherwise fund any Tranche 1 Revolving Loan and Tranche 2 Revolving Loan; provided, that in the case of a Tranche 1 Revolving Loan it also includes the commitment to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Banks in the aggregate. The aggregate Base Currency Amount of the Revolving Commitments is $100,000,000.

“Revolving Commitment Period” means the Tranche 1 Revolving Commitment Period and the Tranche 2 Revolving Commitment Period, as the case may be.

“Revolving Commitment Termination Date” means the Tranche 1 Revolving Commitment Termination Date and the Tranche 2 Revolving Commitment Termination Date, as the case may be.

“Revolving Exposure” means the Tranche 1 Revolving Exposure and the Tranche 2 Revolving Exposure, as the case may be.

“Revolving Loan” means a Tranche 1 Revolving Loan and a Tranche 2 Revolving Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to Euribor, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Banks.

“Second Currency” as defined in 10.4(b).

“Secured Parties” has the meaning assigned to that term in the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Xerium substantially in the form of Exhibit G 2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and by the laws of the jurisdiction where such Credit Party is incorporated, formed or organized. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sterling” means the lawful currency of the United Kingdom.

“Stowe-Woodward B Term Loan” means a Stowe-Woodward B Term Loan made by a Bank to Stowe-Woodward pursuant to Section 2.1(a)(iv).

“Stowe-Woodward B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund a Stowe-Woodward B Term Loan and “Stowe-Woodward B Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount in Base Currency of each Bank’s Stowe-Woodward B Term Loan Commitment, if any, is set forth on Appendix A-4 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount in Base Currency of the Stowe-Woodward B Term Loan Commitments as of the Closing Date is set forth on Appendix A-4.

“Stowe-Woodward B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount in Base Currency of the Stowe-Woodward B Term Loans of such Bank; provided, at any time prior to the making of the Stowe-Woodward B Term Loans, the Stowe-Woodward B Term Loan Exposure of any Bank shall be equal to such Bank’s Stowe-Woodward B Term Loan Commitment.

“Stowe-Woodward B Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date that all Stowe-Woodward B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Subject Transaction” as defined in Section 6.8(e).

“Subordinated Debt” means unsecured Indebtedness that is subordinated pursuant to a written agreement to the Obligations on terms and conditions reasonably satisfactory to the Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Sum” as defined in 10.4(b).

“Swiss Guarantor” as defined in 3.1(ee).

“Swiss Obligee Guarantor” as defined in 7.14(c).

“Syndication Agent” as defined in the preamble hereto.

“TARGET” means Trans-European Automated Real-Time Gross Settlement Express Transfer payment system.

“TARGET Day” means a day in which TARGET is open for the settlement of payments in Euro.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, whether disputed or not, including any interest, penalties or additions thereto and any installments in respect thereof; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Bank, its lending office) is located or in which that Person (and/or, in the case of a Bank, its lending office) is deemed to be doing business on all or part of the net income, profits, or gains (whether worldwide, or only insofar as such income, profits, or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Bank, its applicable lending office).

“Tax Confirmation” means a confirmation by a Bank that it is an 840A Bank.

“Tax Credit” means a credit against, relief or remission for or repayment of any Tax.

“Terminated Bank” as defined in Section 2.24.

“Title Policy” as defined in Section 3.1(i).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal Base Currency Amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

“Total Utilization of Tranche 1 Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal Base Currency Amount of all outstanding Tranche 1 Revolving Loans (other than Tranche 1 Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

“Total Utilization of Tranche 2 Revolving Commitments” means, as at any date of determination, the aggregate principal Base Currency Amount of all outstanding Tranche 2 Revolving Loans.

“Tranche 1 Revolving Commitment” means the commitment of a Bank to make or otherwise fund any Tranche 1 Revolving Loan and to acquire participations in Letters of Credit hereunder and “Tranche 1 Revolving Commitments” means such commitments of all Banks in the aggregate. The Base Currency Amount of each Bank’s Tranche 1 Revolving Commitment, if any, is set forth on Appendix A-8 or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate Base Currency Amount of the Tranche 1 Revolving Commitments is $50,000,000.

“Tranche 1 Revolving Commitment Period” means the period from the Closing Date to but excluding the Tranche 1 Revolving Commitment Termination Date.

“Tranche 2 Revolving Commitment” means the commitment of a Bank to make or otherwise fund any Tranche 2 Revolving Loan and “Tranche 2 Revolving Commitments” means such commitments of all Banks in the aggregate. The Base Currency Amount of each Bank’s Tranche 2 Revolving Commitment, if any, is set forth on Appendix A-9 or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate Base Currency Amount of the Revolving Commitments is $50,000,000.

“Tranche 1 Revolving Commitment Termination Date” means the earliest to occur of (i) May 21, 2005, if the B Term Loans are not made on or before that date, (ii) the date that is six and one half years after the Closing Date, (iii) the date the Tranche 1 Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iv) the date of the termination of the Tranche 1 Revolving Commitments pursuant to Section 8.1.

“Tranche 2 Revolving Commitment Period” means the period from the Closing Date to but excluding the Tranche 2 Revolving Commitment Termination Date.

“Tranche 2 Revolving Commitment Termination Date” means the earliest to occur of (i) May 21, 2005, if the B Term Loans are not made on or before that date, (ii) the date that the Brazilian Reorganization has been completed, (iii) the date that is 364 days after the Closing Date, (iv) the date the Tranche 2 Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (v) the date of the termination of the Tranche 2 Revolving Commitments pursuant to Section 8.1.

“Tranche 1 Revolving Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Tranche 1 Revolving Commitments, that Bank’s Tranche 1 Revolving Commitment; and (ii) after the termination of the Tranche 1 Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Tranche 1 Revolving Loans of that Bank, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Bank (net of any participations by Banks in such Letters of Credit), and (c) the aggregate amount of all participations by that Bank in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Tranche 2 Revolving Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Tranche 2 Revolving Commitments, that Bank’s Tranche 2 Revolving Commitment; and (ii) after the termination of the Tranche 2 Revolving Commitments, the aggregate outstanding principal amount of the Tranche 2 Revolving Loans of that Bank.

“Tranche 1 Revolving Loan” means a Loan made by a Bank to a Borrower pursuant to Section 2.2(a)(i).

“Tranche 2 Revolving Loan” means a Loan made by a Bank to a Borrower pursuant to Section 2.2(a)(ii).

“Transaction Costs” means the fees, costs and expenses payable by Xerium, each other Borrower or any of each Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Transactions.

“Transactions” means, collectively, (i) the incurrence of Loans and the transactions contemplated under this Agreement, (ii) the Refinancing, (iii) the Related Transactions, and (iv) the payment of fees (including applicable premiums and consent fees) and expenses in connection with the transactions described in preceding clauses (i) through (iii).

“Treaty Lender” means a Bank which at the time the payment is made is beneficially entitled to all amounts payable to it under the Credit Documents and is entitled pursuant to the interpretation of the taxation authorities of the jurisdiction from which the payment is made or deemed to be made under a double taxation agreement in force at that date (subject only to the completion of any necessary formalities or administrative procedures, (including, without limitation, the matters referred to in Section 2.20(e)) to receive any payments of interest under the Credit Documents without deduction or withholding for or on account of Tax.

“Type of Loan” means with respect to either B Term Loans or Revolving Loans, a LIBOR Loan, Euribor Loan or BA Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underwriting Agreement” means that certain Underwriting Agreement dated May 16, 2005 among Xerium, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp, as representatives of the several underwriters.

“Unpaid Sum” means any sum due and payable but unpaid by a Credit Party under the Credit Documents.

“US Aggregate Payments” as defined in 7.2(b).

“US Credit Party” means Xerium, XTI, and each US Guarantor.

“US Contributing Guarantors” as defined in 7.2(b).

“US Funding Guarantor” as defined in Section 7.2(b).

“US Fair Share” as defined in 7.2(b).

“US Fair Share Contribution Amount” as defined in 7.2(b).

“US Guarantor” means (i) each Guarantor listed in Schedule 1.1(c) as a US Guarantor and (ii) each other Domestic Subsidiary that becomes a party to the Guaranty.

“VAT” means value added tax, goods and services tax and any similar sales or turnover tax.

“Waivable Mandatory Prepayment” as defined in Section 2.15(c).

“Weavexx B Term Loan” means a Weavexx B Term Loan made by a Bank to Weavexx pursuant to Section 2.1(a)(v).

“Weavexx B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund a Weavexx B Term Loan and “Weavexx B Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount in Base Currency of each Bank’s Weavexx B Term Loan Commitment, if any, is set forth on Appendix A-5 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount in Base Currency of the Weavexx B Term Loan Commitments as of the Closing Date is set forth on Appendix A-5.

“Weavexx B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount in Base Currency of the Weavexx B Term Loans of such Bank; provided, at any time prior to the making of the Weavexx B Term Loans, the Weavexx B Term Loan Exposure of any Bank shall be equal to such Bank’s Weavexx B Term Loan Commitment.

“Weavexx B Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date that all Weavexx B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Xerium” as defined in the preamble hereto.

“Xerium B Term Loan” means a Xerium B Term Loan made by a Bank to Xerium pursuant to Section 2.1(a)(i).

“Xerium B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund a Xerium B Term Loan and “Xerium B Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount of each Bank’s Xerium B Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Xerium B Term Loan Commitments as of the Closing Date is set forth on Appendix A-1.

“Xerium B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount of the Xerium B Term Loans of such Bank; provided, at any time prior to the making of the Xerium B Term Loans, the Xerium B Term Loan Exposure of any Bank shall be equal to such Bank’s Xerium B Term Loan Commitment.

“Xerium B Term Loan Maturity Date” means the earlier of (i) the date that is seven years after the Closing Date, and (ii) the date that all Xerium B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“XTI” as defined in the preamble hereto.

“XTI B Term Loan” means an XTI B Term Loan made by a Bank to XTI pursuant to Section 2.1(a)(ii).

“XTI B Term Loan Commitment” means the commitment of a Bank to make or otherwise fund an XTI B Term Loan and “XTI B Term Loan Commitments” means such commitments of all Banks in the aggregate. The amount of each Bank’s XTI B Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the XTI B Term Loan Commitments as of the Closing Date is set forth on Appendix A-2.

“XTI B Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount of the XTI B Term Loans of such Bank; provided, at any time prior to the making of the XTI B Term Loans, the XTI B Term Loan Exposure of any Bank shall be equal to such Bank’s XTI B Term Loan Commitment.

“XTI B Term Loan Maturity Date” means the earlier of (i) the date that is seven years after the Closing Date, and (ii) the date that all XTI B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“840A Bank” means a Bank falling within paragraph (a) or (b) of the definition of Qualifying Lender.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Xerium to Banks pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements for the Fiscal Year ended December 31, 2004 only.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 B Term Loans

(a) Loan Commitments. Subject to the terms and conditions hereof,

(i) each Bank severally agrees to make, on the Closing Date, a Xerium B Term Loan to Xerium in Dollars in an amount equal to such Bank’s Xerium B Term Loan Commitment;

(ii) each Bank severally agrees to make, on the Closing Date, an XTI B Term Loan to XTI in Euros in an amount equal to such Bank’s XTI B Term Loan Commitment;

(iii) each Bank severally agrees to make, on the Closing Date, an Italia B Term Loan to Italia SpA in EUROS in an amount equal to such Bank’s Italia B Term Loan Commitment;

(iv) each Bank severally agrees to make, on the Closing Date, a Stowe-Woodward B Term Loan to Stowe-Woodward in Canadian Dollars in an amount equal to such Bank’s Stowe-Woodward B Term Loan Commitment;

(v) each Bank severally agrees to make, on the Closing Date, a Weavexx B Term Loan to Weavexx in Canadian Dollars in an amount equal to such Bank’s Weavexx B Term Loan Commitment;

(vi) each Bank severally agrees to make, on the Closing Date, an Austria B Term Loan to Huyck Austria in EUROS in an amount equal to such Bank’s Austria B Term Loan Commitment; and

(vii) each Bank severally agrees to make, on the Closing Date, a German B Term Loan to Germany Holdings in EUROS in an amount equal to such Bank’s German B Term Loan Commitment;.

Each Borrower may make only one borrowing under each of the Xerium B Term Loan Commitment, XTI B Term Loan Commitment, Italia B Term Loan Commitment, Stowe-Woodward B Term Loan Commitment, Weavexx B Term Loan Commitment, Austria B Term Loan Commitment and German B Term Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Xerium B Term Loans, XTI B Term Loans, Italia B Term Loans, Stowe-Woodward B Term Loans, Weavexx B Term Loans, Austria B Term Loans and German B Term Loans shall be paid in full no later than the Xerium B Term Loan Maturity Date, XTI B Term Loan Maturity Date, Italia B Term Loan Maturity Date, Stowe-Woodward B Term Loan Maturity Date, Weavexx B Term Loan Maturity Date, Austria B Term Loan Maturity Date and German B Term Loan Maturity Date, respectively. Each Bank’s Xerium B Term Loan Commitment, XTI B Term Loan Commitment, Italia B Term Loan Commitment, Stowe-Woodward B Term Loan Commitment, Weavexx B Term Loan Commitment, Austria B Term Loan Commitment and German B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Bank’s Xerium B Term Loan Commitment, XTI B Term Loan Commitment, Italia B Term Loan Commitment, Stowe-Woodward B Term Loan Commitment, Weavexx B Term Loan Commitment, Austria B Term Loan Commitment and German B Term Loan Commitment on such date.

(b) Borrowing Mechanics for B Term Loans.

(i) Each Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Bank of the proposed borrowing.

(ii) Each Bank shall make its Xerium B Term Loan, XTI B Term Loan, Italia B Term Loan, Stowe-Woodward B Term Loan, Weavexx B Term Loan, Austria B Term Loan and/or German B Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars (for funding the Xerium B Term Loan), in EUROS (for funding the XTI B Term Loan, Italia B Term Loan, Austria B Term Loan and German B Term Loan) and in Canadian Dollars (for funding the Stowe-Woodward B Term Loan and Weavexx B Term Loan), if applicable, at Administrative

Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the B Term Loans available to the relevant Borrowers on the Closing Date by causing an amount of same day funds in Dollars, EUROS or Canadian Dollars, as applicable, equal to the proceeds of all such Loans received by Administrative Agent from Banks to be credited to the account of each relevant Borrower at Administrative Agent’s Principal Office or to such other account as may be reasonably designated in writing no later than three (3) days before to Administrative Agent by each Borrower.

2.2 Revolving Loans

(a) Revolving Commitments.

(i) During the Tranche 1 Revolving Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make Tranche 1 Revolving Loans to each of Xerium, XTI, Stowe-Woodward and Weavexx in an aggregate amount up to but not exceeding such Bank’s Tranche 1 Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the (A) Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect and (B) Total Utilization of Tranche 1 Revolving Commitments exceed the Tranche 1 Revolving Commitments then in effect; and provided, further, that for a period of at least 30 consecutive days during each Fiscal Year, commencing with the Fiscal Year ended December 31, 2005, the outstanding principal amount of Tranche 1 Revolving Loans (other than the aggregate amount available for drawing under all Letters of Credit then outstanding) shall be zero. Amounts borrowed pursuant to this Section 2.2(a)(i) may be repaid and reborrowed during the Tranche 1 Revolving Commitment Period. Each Bank’s Tranche 1 Revolving Commitment shall expire on the Tranche 1 Revolving Commitment Termination Date and all Tranche 1 Revolving Loans and all other amounts owed hereunder with respect to the Tranche 1 Revolving Loans and the Tranche 1 Revolving Commitments shall be paid in full no later than such date.

(ii) During the Tranche 2 Revolving Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make Tranche 2 Revolving Loans to Xerium in an aggregate amount up to but not exceeding such Bank’s Tranche 2 Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the (A) Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect and (B) Total Utilization of Tranche 2 Revolving Commitments exceed the Tranche 2 Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a)(ii) may be repaid and reborrowed during the Tranche 2 Revolving Commitment Period. Each Bank’s Tranche 2 Revolving Commitment shall expire on the Tranche 2 Revolving Commitment Termination Date and all Tranche 2 Revolving Loans and all other amounts owed hereunder with respect to the Tranche 2 Revolving Loans and the Tranche 2 Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are LIBOR Loans, Euribor Loans or BA Loans shall be in an aggregate minimum Base Currency Amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever a Borrower desires that Banks make Revolving Loans, such Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 9:30 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Loan, a Euribor Loan or a BA Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Loan or a Euribor Loan shall be irrevocable on and after the related Interest Rate Determination Date, and such Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Bank’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Bank by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 9:30 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the applicable Borrower. In addition, the Administrative Agent shall determine the Base Currency Amount of each Revolving Loan which is to be made in an Optional Currency and notify each Bank of the amount, currency and the Base Currency Amount of each Loan.

(iv) Each Bank shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Base Currency (or the Optional Currency if requested), at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Base Currency (or the Optional Currency if requested) equal to the proceeds of all such Revolving Loans received by Administrative Agent from Banks to be credited to the account of such Borrower at Administrative Agent’s Principal Office or such other account as may be reasonably designated in writing no later than 3 days before to Administrative Agent by such Borrower.

2.3 [Intentionally Omitted.]

2.4 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Existing Letters of Credit. On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued on the Closing Date under this Agreement for the account of the Borrower for all purposes hereunder and under the other Credit Documents.

(b) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of each Borrower in the aggregate Base Currency Amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Base Currency (or the Optional Currency if requested); (ii) the stated amount of each Letter of Credit shall not be less than a Base Currency Amount of $500,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Tranche 1 Revolving Commitments exceed the Tranche 1 Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Tranche 1 Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) the Tranche 1 Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit; and (vii) in no event shall a commercial Letter of Credit be issued if such commercial Letter of Credit is not substantially in the form of Exhibit M or otherwise acceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice from the Administrative Agent, acting on behalf of the Requisite Banks, that an Event of Default has occurred and is continuing; provided, further, in the event (x) a Funding Default exists or (y) a determination pursuant to Section 2.18 or 2.19 occurs, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and each Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Bank, including by cash collateralizing such Defaulting Bank’s Pro Rata Share of the Letter of Credit Usage.

(c) Notice of Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 9:30 a.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Bank of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Bank’s respective participation in such Letter of Credit pursuant to Section 2.4(f).

(d) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between each Borrower and Issuing Bank, each Borrower assumes all risks of the acts and omissions of, or misuse of, the Letters of Credit issued by Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to any Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(d), each Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

(e) Reimbursement by a Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and Administrative Agent, and such Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in the same amount and currency as the Issuing Bank honored and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent and Issuing Bank prior to 9:30 a.m. (New York City time) on the date three (3) Business Days prior to the date such drawing is honored that such Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Tranche 1 Revolving Loans, such Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Banks to make Tranche 1 Revolving Loans that are LIBOR Loans or BA Loans on the Reimbursement Date in the same amount and currency of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Banks having a Tranche 1 Revolving Commitment shall, on the Reimbursement Date, make Revolving Loans that are LIBOR Loans or BA Loans, as applicable, in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Tranche 1 Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, such Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Tranche 1 Revolving Loans, if any, which are so received. Nothing in this Section 2.4(e) shall be deemed to relieve any Bank from its obligation to make Tranche 1 Revolving Loans on the terms and conditions set forth herein, and each Borrower shall retain any and all rights it may have against any Bank resulting from the failure of such Bank to make such Tranche 1 Revolving Loans under this Section 2.4(e).

(f) Banks’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Bank having a Tranche 1 Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Bank’s Pro Rata Share (with respect to the Tranche 1 Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that a Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(e), Issuing Bank shall promptly notify each Bank of the unreimbursed amount of such honored drawing and of such Bank’s respective participation therein based on such Bank’s Pro Rata Share of the Tranche 1 Revolving Commitments. Each Bank shall make available to Issuing Bank an amount equal to the Base Currency Amount of its respective participation, in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Bank fails to make available to Issuing Bank on such business day the amount of such Bank’s participation in such Letter of Credit as provided in this Section 2.4(f), Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the LIBOR Rate or Euribor Rate, as applicable. Nothing in this Section 2.4(f) shall be deemed to prejudice the right of any Bank to recover from Issuing Bank any amounts made available by such Bank to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Bank constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Banks pursuant to this Section 2.4(f) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Bank which has paid all amounts payable by it under this Section 2.4(f) with respect to such honored drawing such Bank’s Pro Rata Share of all payments subsequently received by Issuing Bank from such Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Bank at its primary address set forth below its name on Appendix B or at such other address as such Bank may request.

(g) Obligations Absolute. The obligation of each Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Tranche 1 Revolving Loans made by Banks pursuant to Section 2.4(e) and the obligations of

Banks under Section 2.4(f) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which any Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Bank or any other Person or, in the case of a Bank, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between such Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

(h) Indemnification. Without duplication of any obligation of each Borrower under Section 10.2, 10.3 or 10.4, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(i) Revaluation of Letters of Credit. (i) If any Letters of Credit are denominated in an Optional Currency, the Administrative Agent shall, at the end of each Fiscal Quarter, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(ii) Xerium shall, if requested by the Administrative Agent within two (2) Business Days of any calculation under paragraph (i) above, ensure that within three Business Days sufficient Revolving Loan Credit Extensions are prepaid to prevent the Base Currency Amount of the aggregate Revolving Exposure from exceeding the Tranche 1 Revolving Commitments following any adjustment to a Base Currency Amount under paragraph (i) of this Section 2.4(i).

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any B Term Loan Commitment or any Revolving Commitment of any Bank be increased or decreased as a result of a default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Bank prior to the applicable Credit Date that such Bank does not intend to make available to Administrative Agent the amount of such Bank’s Loan requested on such Credit Date, Administrative Agent may assume that such Bank has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to each Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Bank, Administrative Agent shall be entitled to recover the corresponding Base Currency Amount on demand from such Bank together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the LIBOR Rate or Euribor Rate, as applicable. If such Bank does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately pay such corresponding Base Currency Amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for LIBOR Rate Loans or Euribor Loans, as applicable, for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Bank from its obligation to fulfill its B Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that any Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.6 Use of Proceeds. The proceeds of the B Term Loans made on the Closing Date shall be applied by each Borrower to fund the Refinancing and to pay fees and expenses in connection with the Transaction. On the Closing Date, the Tranche 1 Revolving Loans shall be available only for the issuance of Letters of Credit. The proceeds of the (A) Tranche 1 Revolving Loans and Letters of Credit made after the Closing Date shall be applied by each Borrower for working capital and general corporate purposes of Xerium and its Subsidiaries and (B) Tranche 2 Revolving Loans shall be applied by Xerium to fund intercompany cash movements in connection with the Brazilian Reorganization; provided, that no proceeds of the Revolving Loans shall be utilized to pay amounts owing immediately prior to the Closing Date to effect the Refinancing or to pay any fees and expenses incurred in connection with the Transaction, and, that in no event will the proceeds of Revolving Loans be used for the purposes of repurchasing Loans as permitted under Section 2.13 hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7 Evidence of Debt; Register; Banks’ Books and Records; Promissory Notes.

(a) Banks’ Evidence of Debt. Each Bank may maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Bank, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on such Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Revolving Commitments or such Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Bank’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent may maintain at its Principal Office a register for the recordation of the names and addresses of Banks and the Revolving Commitments and Loans of each Bank from time to time (the “Register”). Administrative Agent may record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on such Borrower and each Bank, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Revolving Commitments or such Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates the Administrative Agent to serve as each Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and each Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Bank by written notice to Xerium (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, each Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 10.7) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes, in a form reasonably acceptable to the Administrative Agent and Xerium, to evidence such Bank’s B Term Loans or Revolving Loans, as the case may be.

2.8 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Stowe-Woodward B Term Loans and Weavexx B Term Loans, at the BA Rate plus Applicable Margin;

(ii) in the case of Xerium B Term Loans at the LIBOR Rate plus the Applicable Margin; or

(iii) in the case of Xerium B Loans, XTI B Term Loans, Italia B Term Loans, Austria B Term Loans and German B Term Loans, if a Euribor Loan at the Euribor Rate plus the Applicable Margin;

(iv) in the case of Revolving Loans:

(1) if a LIBOR Loan, at the LIBOR Rate plus the Applicable Margin;

(2) if a Euribor Loan, at the Euribor Rate plus the Applicable Margin; or

(3) if a BA Loan, at the BA Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Loan, Euribor Loan or BA Loan, shall be selected by each Borrower and notified to Administrative Agent and Banks pursuant to the applicable Funding Notice or Continuation Notice, as the case may be; provided, until the date that the Lead Arrangers notify Xerium that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by the Lead Arrangers, in their sole discretion, the B Term Loans shall be maintained as LIBOR Loans, Euribor Loans or BA Loans having an Interest Period of no longer than one month.

(c) In connection with LIBOR Loans, Euribor Loans and BA Loans there shall be no more than fifteen (15) Interest Periods in the aggregate outstanding at any time. In the event a Borrower fails to specify an Interest Period for any LIBOR Loan, Euribor Loan or BA Loan in the applicable Funding Notice or Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans, the Euribor Loans or the BA Loans, as the case may be, for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to each Borrower and each Bank.

(d) Interest payable pursuant to Section 2.8(a) and any other interest, commission or fee accruing under a Credit Document (other than interest payable pursuant to Section 2.8(f)) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under a Credit Document or in connection therewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 days, as applicable to such interest or fee pursuant to such Credit Document. The rates of interest hereunder are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation hereunder.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(f) Each Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of each Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are LIBOR Loans, Euribor Loans or BA Loans, and (ii) thereafter, to the extent permitted by applicable law, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are LIBOR Loans, Euribor Loans or BA Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Bank, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Bank would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed (other than with the proceeds of a Revolving Loan) by Banks for all or any portion of such honored drawing, Issuing Bank shall distribute to each Bank which has paid all amounts payable by it under Section 2.4(f) with respect to such honored drawing such Bank’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Banks for the period from the date on which Issuing Bank was so reimbursed by Banks to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

(h) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a three hundred sixty (360) day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by three hundred sixty (360) or such other period of time, respectively.

(i) If any provision of this Agreement or any other Credit Document would obligate Stowe-Woodward or Weavexx to make any payment of interest or other amount payable to (including for the account of) any Bank in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Bank of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) first, by reducing the amount or rate of interest required to be paid to such Bank; and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Bank that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Bank shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then Stowe-Woodward or Weavexx (as applicable) shall be entitled, by notice in writing to such Bank, to obtain reimbursement from such Bank in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Bank to Stowe-Woodward or Weavexx (as applicable). Any amount or rate of interest referred to in this section with respect to the Non-US Obligations shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Non-US Obligations remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Revolving Commitment Period and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(j) Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, Revised Statutes of Canada, 1985, c. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Stowe-Woodward or Weavexx and the Banks and the amount of such payment or collection shall be refunded to Stowe-Woodward or Weavexx (as applicable). For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loan on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be conclusive for the purposes of such determination.

(k) Notwithstanding any other provisions contained herein and solely in respect of the Italian Borrower, in no event shall the aggregate annual interest applicable hereunder exceed the maximum annual rate of interest lawfully permitted by the provisions of Italian Law No. 108 of March 7, 1996, as from time to time amended or supplemented.

2.9 Continuation.

Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, each Borrower shall have the option upon the expiration of any Interest Period applicable to any LIBOR Loan, Euribor Loan or BA Loan, to continue all or any portion of such Loan equal to the Base Currency Amount (calculated as of the date which is the end of such Interest Period) of $5,000,000 (or its currency equivalent) and integral multiples of $250,000 (or its currency equivalent) in excess of that amount as a LIBOR Loan, Euribor Loan or BA Loan.

2.10 Default Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Revolving Loans that are LIBOR Loans, Euribor Loans or BA Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Bank. For the avoidance of doubt, the default interest provisions of this Section 2.10 shall not apply to the Stowe-Woodward B Term Loans, the Weavexx B Term Loans or borrowings by Stowe-Woodward and Weavexx under the Revolving Loans, so long as such tranches are secured by any real property located in the country of Canada.

2.11 Fees.

(a) Each Borrower agrees to pay to Banks having:

(i) Tranche 1 Revolving Exposure (A) commitment fees equal to (1) the average of the daily difference between (a) the Tranche 1 Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Tranche 1 Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and (B) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are LIBOR Loans, Euribor Loans or BA Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and

(ii) Tranche 2 Revolving Exposure commitment fees equal to (1) the average of the daily difference between (a) the Tranche 2 Revolving Commitments and (b) the aggregate principal amount of outstanding Tranche 2 Revolving Loans, times (2) the Applicable Revolving Commitment Fee Percentage.

All fees referred to in this Section 2.11(a) shall be paid in Cash in Dollars to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Bank its Pro Rata Share thereof.

(b) Each Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily Base Currency Amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, each Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12 Scheduled Payments. The Borrowers shall make principal payments on the B Term Loans in installments in amounts equal to a percentage of the B Term Loans funded on the Closing Date as set forth below and on the dates set forth below:

DATE	SCHEDULED REPAYMENT OF B TERM LOANS
September 30, 2005 December 31, 2005 March 31, 2006	0.25% 0.25% 0.25%
June 30, 2006 September 30, 2006 December 31, 2006 March 31, 2007	0.25% 0.25% 0.25% 0.25%
June 30, 2007 September 30, 2007 December 31, 2007 March 31, 2008	0.25% 0.25% 0.25% 0.25%

DATE	SCHEDULED REPAYMENT OF B TERM LOANS
June 30, 2008 September 30, 2008 December 31, 2008 March 31, 2009	0.25% 0.25% 0.25% 0.25%
June 30, 2009 September 30, 2009 December 31, 2009 March 31, 2010	0.25% 0.25% 0.25% 0.25%
June 30, 2010 September 30, 2010 December 31, 2010 March 31, 2011	0.25% 0.25% 0.25% 0.25%
June 30, 2011 September 30, 2011 December 31, 2011 March 31, 2012	0.25% 0.25% 0.25% 0.25%
Seventh anniversary of the Closing Date	93.25%

2.13 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time with respect to LIBOR Loans, Euribor Loans and BA Loans, each Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum Base Currency Amount of $5,000,000 (or its currency equivalent) and integral multiples of $250,000 (or its currency equivalent) in excess of that amount.

(ii) All such prepayments shall be made upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Loans, Euribor Loans and BA Loans, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for B Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Bank). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Each Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Bank), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum Base Currency Amount of $5,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) Each Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in each Borrower’s notice and shall reduce the applicable Revolving Commitment of each Bank proportionately to its Pro Rata Share thereof.

2.14 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. Other than in respect of Stowe-Woodward B Term Loan and Weavexx B Term Loan, no later than the first Business Day following the date of receipt by Xerium or any of its Subsidiaries of any Net Asset Sale Proceeds (but not including Excluded Sale Proceeds and the first $10,000,000 of Net Asset Sale Proceeds other than Excluded Sale Proceeds in the aggregate received after the Closing Date), each Borrower shall prepay the Loans and/or the Tranche 1 Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, each Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one hundred and eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Xerium and its Subsidiaries, which assets need not be of the same type as the assets sold or otherwise disposed of to generate such Net Asset Sale Proceeds; provided, further, pending any such investment all such Net Asset Sale Proceeds shall be deposited in the Cash Collateral Account.

(b) Insurance/Condemnation Proceeds. Other than in respect of Stowe-Woodward B Term Loan and Weavexx B Term Loan, no later than the first Business Day following the date of receipt by Xerium or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds (but not including the first $2,000,000 of Net Insurance/Condemnation Proceeds in the aggregate received after the Closing Date), each Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, each Borrower shall have the option, directly or through one or more of its Subsidiaries to commit to invest within one hundred eighty (180) days and invest such Net Insurance/Condemnation Proceeds within three hundred sixty (360) days of receipt thereof in the acquisition of long term productive assets of the general type used in the business of Xerium and its Subsidiaries, which assets need not be the same as the assets lost or damaged and which Net Insurance/Condemnation Proceeds may, but need not, be invested in the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be deposited in the Cash Collateral Account.

(c) Prepayments on Events of Failure. Subject to Section 2.14(h), in the case of a Stowe-Woodward B Term Loan or Weavexx B Term Loan, where either Borrower under such Loans or any of its Subsidiaries has undertaken an Asset Sale or suffers an expropriation, condemnation, destruction or other loss of its property, such Asset Sale or such expropriation, condemnation, destruction or other loss of property (each, a “Disposition Event”) shall constitute an event of failure under this Agreement and, subject to the proviso below, no later than the first Business Day following the receipt by a Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds (but, without duplication, not including the first $10,000,000 of Net Asset Sale Proceeds in the aggregate received after the Closing Date as set forth in Section 2.14(a)) or any Net Insurance/Condemnation Proceeds (but, without duplication, not including the first $2,000,000 of Net Insurance/Condemnation Proceeds in the aggregate received after the Closing Date as set forth in Section 2.14(b)), as the case may be, such Borrower shall make an offer to the Administrative Agent to prepay an aggregate principal amount of the Stowe-Woodward B Loan or Weavexx B Loan, as the case may be, equal to the amount of such Net Asset Sale Proceeds or such Net Insurance/Condemnation Proceeds, as the case may be, relating to such Disposition Event which proceeds shall be applied as set forth in Section 2.15(b); provided, (i) in the case of the receipt of any such Net Asset Sale Proceeds, so long as no Default or Event of Default shall have occurred and be continuing, such Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Asset Sale Proceeds within one hundred and eighty (180) days of receipt thereof in long-term productive assets of the general type used in the business of each Borrower and its Subsidiaries, which assets need not be of the same type as the assets sold or otherwise disposed of to generate such Net Asset Sale Proceeds; and (ii) in the case of the receipt of any such Net Insurance/Condemnation Proceeds, so long as no Default or Event of Default shall have occurred and be continuing, such Borrower shall have the option, directly or through one or more of its Subsidiaries to commit to invest within one hundred eighty (180) days and invest such Net Insurance/Condemnation Proceeds within three hundred sixty (360) days of receipt thereof in the acquisition of long term productive assets of the general type used in the business of the Borrower and its Subsidiaries, which assets need not be the same as the assets lost or damaged and which such Net Insurance/Condemnation Proceeds may, but need not be, invested in the repair, restoration or replacement of the applicable assets thereof.

(d) Issuance of Debt. Subject to Section 2.14(h), on the date of receipt by Xerium or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Xerium or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 other than Subordinated Debt permitted to be incurred under Section 6.1(c) as provided below), each Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided, that Xerium may retain up to 100% of the proceeds from the issuance of Subordinated Debt, so long as (and only so long as) (i) no Default or Event of Default is continuing under the Agreement or would result from such issuance, (ii) the Borrowers are in compliance (and Xerium certifies as to such compliance) with Section 6.8 on a pro forma basis after giving effect to the such issuance, and (iii) the proceeds of such issuance are used to effect Permitted Acquisitions or Capital Expenditures and/or concurrently utilized by the Borrowers to make voluntary prepayments of Revolving Loans (in accordance with Section 2.13) in an aggregate principal amount equal to the aggregate principal amount of Revolving Loans actually incurred to finance a Permitted Acquisition or Capital Expenditures in the one hundred eighty (180) day period prior to such issuance of Subordinated Debt.

(e) Excess Cash. Subject to Section 2.14(h), in the event that there shall be Excess Cash for any Fiscal Year (commencing with Fiscal Year 2006), each Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such Excess Cash; provided, that with respect to payments made in Fiscal Year 2007 and after, in the event that Xerium makes dividend payments in excess of 65% of its Pre-Dividend Free Cash each Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to 75% of such Excess Cash.

(f) Revolving Loans. Each Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), each Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Excess Cash, as the case may be; provided, if such officer’s certificate is subsequently determined to be inaccurate, such Authorized Officer (or such Authorized Officer’s successor) must deliver a new certificate setting forth in detail the adjustments necessary to make the prior certificate accurate in all respects. In the event that a Borrower shall subsequently determine that the actual amount exceeded the amount set forth in such certificate, each Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and such Borrower shall concurrently therewith deliver to Administrative Agent the certificate as set forth above in this Section 2.14(g).

(h) During the period ending on the fifth anniversary of the Closing Date, any amount required to be applied to reduce a Canadian Loan in accordance with any of Sections 2.14(c), (d) or (e) shall be applied to the outstanding principal amount of such Loan, provided that the amount of the prepayment applied to a Canadian Loan shall not exceed an amount which, when aggregated with any other amount prepaid or to be prepaid under this Section 2.14 as well as any other mandatory prepayment in respect of the principal amount of such Canadian Loan within five years of the Closing Date, is equal to 25% of the original principal amount of such Canadian Loan. In the event that an amount is required to be prepaid pursuant to Section 2.14 which (after application in accordance with the preceding sentence) would otherwise result in more of a Canadian Loan being repaid or prepaid than referred to in the preceding sentence, the excess shall not be applied in further reduction of such Canadian Loan and shall instead be applied first, in prepayment of any Revolving Loan made to such Borrower and second, in a manner consistent with Section 2.15(b) (except, no further prepayment shall be made to reduce a Canadian Loan). Notwithstanding other provisions in this Agreement, a Borrower under a Canadian Loan shall not be under any obligation pursuant to Section 2.14 to prepay or make any offer to prepay any loans or advances made pursuant to this Agreement other than a loan made to such Borrower.

2.15 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by such Borrower in the applicable notice of prepayment; provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, subject to Section 2.14(h), to prepay the B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

second, to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

first, to prepay B Term Loans, and so long as no Event of Default has occurred and is continuing, as specified by such Borrower, provided, in the event an Event of Default has occurred and is continuing or such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to reduce the remaining scheduled repayments of principal due in respect of the B Term Loans under Section 2.12 on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

second, to prepay the Revolving Loans, as specified by such Borrower, provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

third, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Tranche 1 Revolving Commitments by the amount of such prepayment;

fourth, to cash collateralize Letters of Credit and to further permanently reduce the Tranche 1 Revolving Commitments by the amount of such cash collateralization; and

fifth, to further permanently reduce the Revolving Commitments to the full extent thereof.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Revolving Loans are outstanding, in the event a Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the B Term Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which such Borrower is required to make such Waivable Mandatory Prepayment, such Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Bank holding an outstanding B Term Loan of the amount of such Bank’s Pro Rata Share of such Waivable Mandatory Prepayment and such Bank’s option to refuse such amount. Each such Bank may exercise such option by giving written notice to such Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Bank which does not notify such Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, such Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in accordance with Section 2.15(b) (except prepayments of the B Term Loans shall only be applied to the B Term Loans of such Banks that have elected not to exercise such option).

2.16 General Provisions Regarding Payments.

(a) Except as otherwise provided in Section 2.20, all payments by each Borrower of principal, interest, fees and other Obligations shall be made in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Banks; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Bank at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(e) Each Borrower hereby authorizes Administrative Agent to charge such Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) Administrative Agent shall deem any payment by or on behalf of each Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to such Borrower and each applicable Bank (confirmed in writing) if any payment is non conforming. Any non conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations (except as expressly provided elsewhere in a Credit Document), shall be forwarded to the Administrative Agent and applied in full or in part by the Administrative Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and Collateral Agent and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent or Collateral Agent in connection therewith, and all amounts for which the Administrative Agent or Collateral Agent is entitled to indemnification hereunder (each in its capacity as the Administrative Agent or Collateral Agent, and not as a Bank) and all advances made by the Administrative Agent or Collateral Agent hereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by the Administrative Agent or Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Banks and the Bank Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(h) Currency of account:

(i) Subject to paragraphs (ii) through (v) below, the Base Currency is the currency of account and payment for any sum due from any Credit Party under any Credit Document.

(ii) A repayment of a Credit Extension or other Obligation or a part of a Credit Extension or other Obligation shall be made in the currency in which that Credit Extension or other Obligation is denominated on its due date.

(iii) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(iv) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(v) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

(i) Change of currency

(i) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(A)	any reference in the Credit Documents to, and any Obligations arising under the Credit Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with Xerium); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(ii) If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with Xerium) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

2.17 Ratable Sharing. Banks hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Bank hereunder or under the other Credit Documents (collectively, the “Aggregate

Amounts Due” to such Bank) which is greater than the proportion received by any other Bank in respect of the Aggregate Amounts Due to such other Bank, then the Bank receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Bank of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Banks so that all such recoveries of Aggregate Amounts Due shall be shared by all Banks in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank upon the bankruptcy or reorganization of such Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Bank ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by each Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18 Making or Maintaining LIBOR Loans, Euribor Loans or BA Loans

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans or Euribor Loans, as the case may be, that by reasons of circumstances affecting the Relevant Interbank Market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate or Euribor Rate, as applicable, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to such Borrower and each Bank of such determination, whereupon (i) no Loans may be made as, or converted to, such affected LIBOR Loans or Euribor Loans until such time as Administrative Agent notifies such Borrower and Banks that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Continuation Notice given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower and (iii) the interest rate applicable to such Loans shall be determined by substituting the Replacement Rate for the LIBOR Rate or Euribor Rate, as applicable, until such time as Administrative Agent notifies such Borrower and Banks that the circumstances giving rise to such notice no longer exist.

(b) Illegality or Impracticability of LIBOR Loans or Euribor Loans. In the event that on any date any Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with such Borrower and Administrative Agent) that the making, maintaining or continuation of all or any of its Loans, (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the Relevant Interbank Market or the position of such Bank in that market, then, and in any such event, such Bank shall be an “Affected Bank” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to each Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Bank). Thereafter the Commitments and obligation of the Affected Bank to make Loans as, or to convert Loans to, LIBOR Loans or Euribor Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Bank, (2) the Affected Bank’s obligation to maintain its outstanding LIBOR Loans or Euribor Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (3) the interest rate applicable to such Affected Loans shall be determined by substituting the Replacement Rate for the LIBOR Rate or Euribor Rate, as applicable, provided the Affected Bank shall make commercially reasonable efforts to assign the Affected Loans according to Section 10.6. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a LIBOR Loan or a Euribor Loan then being requested by a Borrower pursuant to a Funding Notice or a Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Continuation Notice as to all Banks by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Bank gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Bank). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Bank other than an Affected Bank to make or maintain Loans as, or to convert Loans to, LIBOR Loans or Euribor Loans in accordance with the terms hereof. Notwithstanding the other provisions of this Agreement, a Borrower under a Canadian Loan shall not be under any obligation pursuant to this Section 2.18 (b) to prepay such Canadian Loan within 5 years of the Closing Date unless the terms of such Canadian Loan or any agreement relating thereto become unlawful or are changed by virtue of legislation or by a court, statutory board or commission.

(c) Compensation for Breakage or Non Commencement of Interest Periods. Each Borrower shall compensate each Bank, upon written request by such Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Bank to banks of funds borrowed by it to make or carry its LIBOR Loans, Euribor Loans or BA Loans and any loss, expense or liability sustained by such Bank in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a borrowing of any LIBOR Loan, Euribor Loan or BA Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a continuation of any LIBOR Loans, Euribor Loans or BA Loans does not occur on a date specified therefor in a Continuation Notice or a telephonic request for continuation; (ii) if any prepayment or other principal payment of any of its LIBOR Loans, Euribor Loans or BA Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.18(b) hereof); or (iii) if any prepayment of any of its LIBOR Loans, Euribor Loans or BA Loans is not made on any date specified in a notice of prepayment given by such Borrower.

(d) Booking of LIBOR Loans, Euribor Loans or BA Loans. Any Bank may make, carry or transfer LIBOR Loans, Euribor Loans or BA Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Bank.

(e) Assumptions Concerning Funding of LIBOR Loans or Euribor Loans. Calculation of all amounts payable to a Bank under this Section 2.18 and under Section 2.19 shall be made as though such Bank had actually funded each of its relevant LIBOR Loans or Euribor Loans through the purchase of a LIBOR or Euribor deposit bearing interest at the rate in an amount equal to the amount of such LIBOR Loan or Euribor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR or Euribor deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America; provided, however, each Bank may fund each of its LIBOR Loans or Euribor Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Bank (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Bank (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Bank or its applicable lending office) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank (other than any such reserve or other requirements with respect to LIBOR Loans, Euribor Loans or BA Loans); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Bank (or its applicable lending office) or its obligations hereunder or the Relevant Interbank Market; and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Bank (or its applicable lending office) with respect thereto; then, in any such case, such Borrower shall promptly pay to such Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as may be necessary to compensate such Bank for any such increased cost or reduction in amounts received or receivable hereunder. Such Bank shall deliver to such Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Bank (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by such Borrower from such Bank of the statement referred to in the next sentence, such Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after tax basis for such reduction. Such Bank shall deliver to such Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Bank under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Bank) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Bank (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) each Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as each Borrower becomes aware of it; (ii) each Borrower shall pay to the appropriate taxing or other authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Bank, as the case may be) on behalf of and in the name of Administrative Agent or such Bank; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including deductions, withholdings or payments applicable to additional sums payable under this Section 2.20(b)) Administrative Agent or such Bank, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, each Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Each Borrower shall indemnify the Administrative Agent, each Bank and the Issuing Bank, within 10 days after written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Taxes (and provide such other evidence thereof as has been received by the Administrative Agent, such Bank or such Issuing Bank, as the case may be), for the full amount of any Taxes paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Bank or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Bank that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Bank”) shall deliver to Administrative Agent for transmission to Xerium, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such other times as may be necessary in the determination of Xerium or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by Xerium to establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Bank is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by each Borrower to establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Bank of interest payable under any of the Credit Documents. Each Bank that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Bank”) shall deliver to the Administrative Agent for transmission to Xerium, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such times as may be necessary in the determination of Xerium or the Administrative Agent (each in the reasonable exercise of its discretion), such other form or forms, certificates or documentation, including two original copies of Internal Revenue Service Form W-9, as reasonably requested by any Borrower to confirm or establish that such Bank is not subject to deduction, withholding, or backup withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Bank required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Bank of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Bank shall promptly deliver to Administrative Agent for transmission to each Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), or two new original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Bank, and such other documentation required under the Internal Revenue Code and reasonably requested by any Borrower to confirm or establish that such Bank is not subject to deduction or withholding of United States federal income tax with respect to payments to such Bank under the Credit Documents, or notify Administrative Agent and each Borrower of its inability to deliver any such forms, certificates or other evidence. Each Borrower shall not be required to pay any additional amount to any Non US Bank under Section 2.20(b)(iii) if such Bank shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first three sentences of this Section 2.20(c), or (2) to notify Administrative Agent and each Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Bank shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Bank, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve each Borrower of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank is not subject to withholding as described herein.

(d) Withholding or deduction for or on account of Non-US Tax. A Credit Party shall not be required to pay any additional amount under Section 2.20(b)(iii) if, on the date on which the payment falls due (i) the payment could have been made to the relevant Bank without deduction or withholding for or on account of any Tax imposed by any jurisdiction other than the United States (“Non-US Tax”) if that Bank was a Qualifying Lender but on that date that Bank is not or has ceased to be a Qualifying Lender (other than where such Bank was a Qualifying Lender on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Bank, as applicable, and has ceased to be a Qualifying Lender as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof); (ii) the relevant Bank is a Treaty Lender and the payment could have been made to the Lender without deduction or withholding for or on account of Non-US Tax had that Bank complied with its obligations under Section 2.20(e) below; or (iii) the relevant Bank is an 840A Bank and has not given a Tax Confirmation to the Administrative Bank (other than by reason of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the Closing Date or the date of the Assignment Agreement pursuant to which the relevant Bank became a Bank, as applicable). The provisions of this Section 2.20(d) are subject always to the proviso contained in Section 2.20(b) above.

(e) Completion of procedural formalities. A Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing as soon as reasonably practicable after the Closing Date (or the date of the Assignment Agreement pursuant to which the relevant Bank becomes a Bank, as applicable) any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without deduction or withholding for or on account of Non-US Tax (including for the avoidance of doubt the completion and submission to the Tax authority in the relevant Treaty Lender’s country of incorporation (or, if different, its country of residence for the purposes of the relevant double taxation agreement) of appropriate forms and documents that are provided to it by the relevant Credit Party).

(f) Change in circumstance. A Bank that is an 840A Bank shall promptly notify the Administrative Bank if there is any change in the position from that set out in the Tax Confirmation.

(g) Certain Documents. If any Tax was not correctly or legally asserted, the relevant Bank(s) shall, upon Xerium’s reasonable request and at the expense of Xerium, provide such documents to Xerium to enable Xerium to contest such Tax pursuant to appropriate proceedings then available to the relevant Bank(s) (so long as providing such documents shall not, in the good faith determination of the relevant Bank(s) result in any liability to the relevant Bank(s) and doing so is otherwise permitted under applicable law as determined by the relevant Bank(s)).

(h) Withholdings for certain German Taxes. The provisions of Section 2.20(a) through (g) shall, in addition to all other deductions and withholdings on account of any German Taxes, also apply to deductions and withholdings that are to be made by a Credit Party with respect to any sums payable under the Credit Documents that constitute deemed distributions by a Credit Party. As among the Credit Parties on the one hand and the Administrative Agent and the Banks on the other hand, the Credit Parties shall be responsible for, and effect, the payment of these deductions and withholdings and indemnify the Administrative Agent and the Banks against any sums paid or damages incurred as a result of being required to make the respective payments; Section 2.20(b) shall in such event apply, mutatis mutandis.

2.21 Obligation to Mitigate. Each Bank (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Bank responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Bank, or (b) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Sections 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Bank in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Bank; provided, such Bank will not be obligated to utilize such other office pursuant to this Section 2.21 unless each Borrower agrees to pay all incremental expenses incurred by such Bank as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by each Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Bank to such Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22 Tax Credit. If a Credit Party pays any additional amount under Section 2.20(b)(iii) or under the second-to-last sentence of Section 2.20(b) and the relevant Bank (or the Administrative Agent, as the case may be) determines in its sole discretion that (a) a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount and (b) that Bank (or the Administrative Agent, as the case may be) has obtained, utilized and retained that Tax Credit, the Bank (or the Administrative Agent, as the case may be) shall, to the extent that it can do so without prejudice to the retention of the Tax Credit, pay an amount to the Credit Party which that Credit Party determines in its absolute discretion but in good faith will leave it (after that payment) in the same after-Tax position as it would have been in had the additional amount not been required to be paid by the Credit Party. Nothing herein contained shall interfere with the right of any Bank (or the Administrative Agent, as the case may be) to arrange its affairs in whatever manner it thinks fit and, in particular, no Bank (or the Administrative Agent, as the case may be) shall be under any obligation to claim a Tax Credit on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs. Any amount to be paid by a bank pursuant to this Section 2.22 shall be made promptly on the date of receipt of the relevant Tax Credit by such Bank(or the Administrative Agent, as the case may be) or, if later, on the last date on which the applicable taxation authority would be able in accordance with applicable law to reclaim or reduce such Tax Credit.

2.23 Defaulting Banks. Anything contained herein to the contrary notwithstanding, in the event that any Bank, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Bank”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.2(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Bank, such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the

Default Excess with respect to such Defaulting Bank shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if a Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Banks as if such Defaulting Bank had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Bank were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if a Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Banks (but not to the Revolving Loans of such Defaulting Bank) as if such Defaulting Bank had funded all Defaulted Loans of such Defaulting Bank, it being understood and agreed that such Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Bank solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Bank’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Bank’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Banks in respect of any day during any Default Period with respect to such Defaulting Bank, and such Defaulting Bank shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Bank’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Bank; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Bank had funded all Defaulted Loans of such Defaulting Bank. No Revolving Commitment of any Bank shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.23, performance by each Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.23. The rights and remedies against a Defaulting Bank under this Section 2.23 are in addition to other rights and remedies which each Borrower may have against such Defaulting Bank with respect to any Funding Default and which Administrative Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default.

2.24 Removal or Replacement of a Bank. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Bank (an “Increased Cost Bank”) shall give notice to each Borrower that such Bank is an Affected Bank or that such Bank is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Bank to be an Affected Bank or which entitle such Bank to receive such payments shall remain in effect, and (iii) such Bank shall fail to withdraw such notice within five Business Days after a Borrower’s request for such withdrawal; or (b) (i) any Bank shall become a Defaulting Bank, (ii) the Default Period for such Defaulting Bank shall remain in effect, and (iii) such Defaulting Bank shall fail to cure the default as a result of which it has become a Defaulting Bank within five Business Days after such Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.6(b), the consent of Requisite Banks shall have been obtained but the consent of one or more of such other Banks (each a “Non Consenting Bank”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Bank, Defaulting Bank or Non Consenting Bank (the “Terminated Bank”), a Borrower may, by giving written notice to Administrative Agent and any Terminated Bank of its election to do so, elect to cause such Terminated Bank (and such Terminated Bank hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Bank”) in accordance with the provisions of Section 10.6 and Xerium shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Bank shall pay to Terminated Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Bank, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Bank pursuant to Section 2.11; (2) on the date of such assignment, each Borrower shall pay any amounts payable to such Terminated Bank pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Bank is a Non Consenting Bank, each Replacement Bank shall consent, at the time of such assignment, to each matter in respect of which such Terminated Bank was a Non Consenting Bank; provided, a Borrower may not make such election with respect to any Terminated Bank that is also an Issuing Bank unless, prior to the effectiveness of such election, such Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Bank and the termination of such Terminated Bank’s Revolving Commitments, if any, such Terminated Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such Terminated Bank to indemnification hereunder shall survive as to such Terminated Bank.

2.25 Joint and Several Liability.

(a) Joint and Several Liability. All Obligations of the Borrowers under this Agreement and the other Credit Documents shall be joint and several Obligations of each Borrower to the extent (i) legally permissible and (ii) local restrictions apply and provided that none of Italia SpA, Huyck Austria, Stowe-Woodward, Weavexx, Germany Holdings or any Non-US Guarantor shall be liable for any Obligations of any Borrower organized in the United States. Anything contained in this Agreement and the other Credit Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under § 548 of the Bankruptcy Code, 11 U.S.C. § 548, or any applicable provisions of comparable law of a Governmental Authority (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under Guaranties by such parties.

(b) Subrogation. Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against any other Borrower or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against any other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against any such other Borrower, any such collateral or security, and any such other guarantor. The Borrowers under this Agreement and the other Credit Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Credit Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Credit Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from each of the other Borrowers in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrowers’ Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all the Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Credit Documents in respect of the Obligations guarantied. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Credit Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the “Obligation Fair Share Contribution Amount” with respect to any Borrower for purposes of this Section 2.25, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Credit Documents (including in respect of this Section 2.25) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrowers as contributions under this Section 2.25. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among the Borrowers of their Obligations as set forth in this Section 2.25 shall not be construed in any way to limit the liability of any Borrower hereunder or under any other Credit Document.

2.26 Optional Currencies.

(a) Selection of Currency. A Borrower (or Xerium on its behalf) shall select the currency of a Revolving Loan Credit Extension in a Funding Notice or Continuation Notice, provided Revolving Loan Credit Extensions may not be denominated in more than five Optional Currencies at any time.

(b) Unavailability of a Currency. If before 11:00 a.m. (New York City time) on any Quotation Day:

(i) a Bank notifies the Administrative Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii) a Bank notifies the Administrative Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

(iii) the Administrative Agent will give notice to the relevant Borrower or Xerium to that effect by 2:00 p.m. (New York City time) on that day. In this event, any Bank that gives notice pursuant to this Section 2.26(b) will be required to participate in the Loan in the Base Currency (in an amount equal to that Bank’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(c) Administrative Agent’s Calculations. Each Bank’s participation in a Loan will be determined in accordance with Section 2.5(a).

2.27 Loans to Non-US Borrowers. Each Bank may, at its option, make any Loan available to any Non-US Borrower by causing any foreign or domestic branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of such Non-US Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Bank to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Closing Date:

(a) Credit Documents. The Lead Arrangers and Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Bank.

(b) Organizational Documents; Incumbency. The Lead Arrangers and Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Bank, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body and/or Stockholder(s), as appropriate, of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or any of its Authorized Officers as being in full force and effect without modification or amendment; (iv) a good standing certificate, or certified register excerpt, from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, or functionally similar documents, if any, as are customary and timely available in the applicable foreign jurisdiction, each dated a recent date prior to the Closing Date; and (v) such other documents as the Lead Arrangers and Administrative Agent may reasonably request. For Credit Parties organized, incorporated or formed outside of the United States delivery of a Formalities Certificate shall suffice to satisfy this Section 3.1(b).

(c) Organizational and Capital Structure. The organizational structure and capital structure of Xerium and its Subsidiaries, both before and after giving effect to the Related Transactions, shall be as set forth on Schedules 4.1 and 4.2.

(d) Capitalization of Xerium and each other Borrower. On or before the Closing Date, the capitalization requirements and contributions set forth in Schedule 3.1(d) shall have been made.

(e) Consummation of the Related Transactions.

(i) (1) All conditions to the Related Transactions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived in writing with the consent of the Banks, Lead Arrangers and Administrative Agent, (2) the Related Transactions shall have become effective in accordance with the terms of the Related Agreements and (3) the aggregate cash consideration paid to holders of Existing Indebtedness in connection with the Refinancing shall not exceed $760,600,000.

(ii) The Lead Arrangers and Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith certified by an officer of Xerium as being true and complete, together with copies of each of the opinions of counsel delivered to the parties under the Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Banks to rely upon such opinion to the same extent as though it were addressed to Banks. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Lead Arrangers and Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by the Lead Arrangers and Administrative Agent to be material, in each case without the written consent of the Lead Arrangers and Administrative Agent.

(f) Existing Indebtedness. On the Closing Date, Xerium and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Lead Arrangers and Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Xerium and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to the Lead Arrangers and Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Xerium and its Subsidiaries with respect thereto.

(g) Transaction Costs. On or prior to the Closing Date, each Borrower shall have delivered to the Lead Arrangers and Administrative Agent such Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lead Arrangers and Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from each Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Lead Arrangers and Collateral Agent) in each jurisdiction in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) in the case of each Leasehold Property in the United States that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest, or whatever is necessary in the applicable jurisdiction to give the same effect;

(iv) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (on similar documents as are customary in the relevant foreign jurisdictions) issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (b) evidence satisfactory to the Lead Arrangers and Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Lead Arrangers and Collateral Agent; and

(vi) ALTA surveys (or functionally similar documents, if any, as are customary and timely available in the relevant foreign jurisdictions) of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date or otherwise reasonably acceptable to Collateral Agent.

(j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Lead Arrangers and Collateral Agent shall have received:

(i) evidence satisfactory to the Lead Arrangers and Collateral Agent of the compliance by each Credit Party with its obligations under the Pledge and Security Agreements and the other Collateral Documents (including, without limitation, obligations to execute and deliver UCC (or equivalent) financing statements (or, for Non-U.S. Credit Parties, functionally similar, customary documents, if any), fixture filings, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of Xerium, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Lead Arrangers and Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or functionally similar, customary documents, if any) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or functionally similar filings, if any) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to the Lead Arrangers and Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Lead Arrangers or Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Lead Arrangers and Collateral Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property in the United States and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Lead Arrangers and Collateral Agent.

(k) Environmental Reports. The Lead Arrangers and Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by the Administrative Agent.

(l) Financial Statements; Projections. Banks shall have received from Xerium (i) the Historical Financial Statements, (ii) the pro forma consolidated and consolidating balance sheets of Xerium and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Lead Arrangers and Administrative Agent, and (iii) the Projections.

(m) Evidence of Insurance. Collateral Agent shall have received a certificate from each Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Banks, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinions of Counsel to Credit Parties. Banks and their respective counsel shall have received originally executed copies of the favorable written opinions of Ropes & Gray LLP, Baker and McKenzie LLP, Baker & McKenzie GJBJ, Tokyo Aoyama Aoki Law Office (Gaikokuho Joint Enterprise), Binder Grösswang Rechtsanwälte OEG, Stewart McKelvey Stirling Scales, Bishops Solicitors, and Borenius & Kemppinen Ltd., counsel for Credit Parties, and opinions of Blakes, Cassels and Graydon LLP, Lapointe Rosenstein General Partnership, Machado, Meyer, Sendacz e Opice Advogados, and Skadden, Arps, Slate, Meagher & Flom, LLP, counsel for the Banks, in the form of Exhibit D (including, without limitation, (x) a no-conflicts opinion with respect to material contracts of the Borrowers or any of their respective subsidiaries and (y) an opinion that the extension of credit pursuant to the terms of this Agreement does not violate Regulation T, Regulation U or Regulation X of the Board of

Governors of the Federal Reserve System or any other regulation thereof) and as to such other matters as Administrative Agent or the Lead Arrangers may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Lead Arrangers and Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Banks).

(o) Fees. Each Borrower shall have paid to the Lead Arrangers and the Agents, the fees payable on the Closing Date referred to in Section 2.11(d).

(p) Solvency Certificate. On the Closing Date, the Lead Arrangers and Administrative Agent shall have received a Solvency Certificate from each Borrower dated the Closing Date and addressed to Administrative Agent and Banks, and in form, scope and substance satisfactory to the Lead Arrangers and Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, each Borrower and its Subsidiaries are and will be Solvent.

(q) Closing Date Certificate. Xerium and each other Borrower shall have delivered to the Lead Arrangers and Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(r) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lead Arrangers and Administrative Agent, singly or in the aggregate, materially impairs the Related Transactions, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(s) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Lead Arrangers and Administrative Agent and its counsel shall be satisfactory in form and substance to the Lead Arrangers and Administrative Agent and such counsel, and the Lead Arrangers and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Lead Arrangers and Administrative Agent may reasonably request.

(t) IPO Proceeds. Xerium shall have received gross Cash proceeds of at least $160.0 million (calculated before underwriting fees) from the consummation of the IPO and shall have used the net Cash proceeds therefrom to make payments of Transaction Costs before utilizing the proceeds of the B Term Loans for such purpose. All terms and conditions (and the documentation) in connection with the consummation of the IPO shall be satisfactory to the Lead Arrangers and the Requisite Banks.

(u) No Outstanding Indebtedness. After giving effect to the consummation of the Transactions, the Borrowers and their respective subsidiaries shall have no outstanding preferred equity, Indebtedness or contingent liabilities, except for Indebtedness permitted under Section 6.1. Any Indebtedness permitted pursuant to Section 6.1 (i) shall be reasonably satisfactory to the Lead Arrangers and the Requisite Banks in their sole discretion.

(v) No Material Adverse Effect. Since December 31, 2004, nothing shall have occurred (and neither the Lead Arrangers nor the Requisite Banks shall have become aware of any facts or conditions not previously known) which the Lead Arrangers or the Requisite Banks shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(w) Compliance with Law and Regulations. All Loans and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the Transactions and the consummation thereof, shall be in full compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

(x) No Conflict with Material Contracts. After giving effect to the Transactions and the other transactions contemplated hereby, there shall be no conflict with, or default under, any Material Contract (including, without limitation, any such agreements (i) entered into pursuant to the Transactions and (ii) in respect of Indebtedness pursuant to Section 6.1), except such exceptions satisfactory to the Lead Arrangers and Administrative Agent.

(y) Satisfaction with Legal, Tax and Accounting Matters. The Lead Arrangers and the Requisite Banks shall be reasonably satisfied with all material legal, tax and accounting matters relating to the Transactions and the other transactions contemplated hereby, including, without limitation, the ability of the Borrowers’ Subsidiaries to transfer funds to the Borrowers and the withholding tax consequences thereof and the Borrowers’ plans and programs with respect to managing currency risk exposure.

(z) No Material Adverse Change in Capital Markets. There shall not have occurred and be continuing (i) any general suspension of trading in securities on the New York or American Stock Exchange or in the NASDAQ National Market System (other than circuit breakers), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (c) any other material adverse change in global banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities, as the case may be, that the Agents determine makes it impracticable to consummate the syndication of the Loans.

(aa) Clear Market. The Agents’ satisfaction that, immediately prior to and during the marketing period for either the syndication of the Loans there shall be no competing issues of debt or equity securities or commercial bank facilities (other than the Credit Documents or other permitted indebtedness thereunder) of Xerium or any of its Subsidiaries.

(bb) Leverage Ratio. The Leverage Ratio shall not be greater than 4.5 to 1.0.

(cc) Funds Flow Statement. The Lead Arrangers and Administrative Agent shall have received the Funds Flow Statement.

(dd) Know-Your-Customer Rules. The Lead Arrangers and the Administrative Agent shall have received the documents referred to in Section 5.15.

(ee) Condition to Guaranty by Swiss Guarantor. Each Guarantor incorporated in Switzerland (a “Swiss Guarantor”) shall deliver a copy of a resolution of its shareholders stating that the shareholders resolve and approve the entering into and the terms and conditions of, this Agreement, in particular the guaranty to be provided under Section 7 for the purpose of securing the due and punctual payment in full of all Guaranteed Obligations under this Agreement.

(ff) Ratings. No later than thirty (30) days prior to the Closing Date, the Lead Arrangers and the Administrative Agent shall have received copies of the most recently announced Borrowers’ senior secured debt rating by Moody’s and S&P certified as true and correct by an officer of Xerium.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Bank to make, convert or continue any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date or Continuation Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice, Continuation Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date or Continuation Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date or Continuation Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date or Continuation Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date or Continuation Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Banks shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Bank, such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, each Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation or issuance. Neither Administrative Agent nor any Bank shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of a Borrower or for otherwise acting in good faith.

3.3 Conditions Relating to Optional Currencies.

(a) A currency will constitute an Optional Currency in relation to a Revolving Loan Funding Notice if:

(i) it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market at 11:00 a.m. (New York City time) on the Credit Date for the applicable Credit Extension; and

(ii) it has been approved by the Administrative Agent (acting on the instructions of all the Banks) on or prior to receipt by the Administrative Agent of the relevant Funding Notice for that Credit Extension.

(b) If the Administrative Agent has received a written request from Xerium for a currency to be approved under paragraph (a)(ii) above, the Administrative Agent will confirm to Xerium by 5:00 p.m. (New York City time) on the date the Administrative Agent receives such written request:

(i) whether or not the Banks have granted their approval; and

(ii) if approval has been granted, the minimum amount and multiples for any subsequent Credit Extension in that currency.

3.4 Conditions to Tranche 2 Revolving Loan Credit Extensions. The obligation of each Bank to make, convert or continue any Tranche 2 Revolving Loan is subject to the satisfaction, or waiver in accordance with Section 10.6, of the conditions set forth in Section 3.2 and the receipt by the Administrative Agent of a copy of a tax opinion addressed to Xerium prepared by Xerium’s Brazil tax counsel in form and substance reasonably acceptable to the Administrative Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Banks and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made by this Agreement, and to induce each Bank Counterparty to enter into any transaction in respect of Hedging Obligations, each Credit Party represents and warrants to each Bank, Bank Counterparty and Issuing Bank, on the Closing Date, each Interest Payment

Date and each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Related Transactions contemplated hereby):

4.1 Organization; Requisite Power and Authority; Qualification. Each of Xerium and its Subsidiaries (a) is duly organized, validly existing and in good standing (or, for Non-U.S. Credit Parties of equivalent status when reasonably ascertainable) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, an R&W Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each of Xerium and its Subsidiaries has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Xerium or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Xerium or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Xerium or any of its Subsidiaries of any additional membership interests or other Capital Stock of Xerium or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Xerium or any of its Subsidiaries. Schedules 4.1 and 4.2 correctly set forth the ownership interest of Xerium and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both immediately before and immediately after giving effect to the Related Transactions.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Xerium or any of its Subsidiaries, any of the Organizational Documents of Xerium or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Xerium or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Xerium or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have an R&W Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Xerium or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Xerium or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Banks and except for any such approvals or consents the failure of which to obtain will not have an R&W Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) filings and recordings to be made in connection with the perfection of Collateral acquired after the Closing Date.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Xerium nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium and any of its Subsidiaries taken as a whole.

4.8 Projections. On and as of the Closing Date, the Projections of Xerium and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2011 (the “Projections”) are based on good faith estimates and assumptions made by the management of Xerium; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Xerium believed that the Projections were reasonable and attainable.

4.9 No Material Adverse Change. Since December 31, 2004, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, an R&W Material Adverse Effect.

4.10 No Restricted Junior Payments. Since December 31, 2004, neither Xerium nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except payments in respect of Existing Indebtedness and payments in or contemplated by the Prospectus and except as permitted pursuant to Section 6.5.

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have an R&W Material Adverse Effect. Neither Xerium nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have an R&W Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have an R&W Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Xerium and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Xerium and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Xerium knows of no proposed tax assessment against Xerium or any of its Subsidiaries which is not being actively contested by Xerium or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13 Properties. (a) Title. Each of Xerium and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Xerium does not have knowledge of any default that has occurred and is continuing thereunder except where the consequences, direct or indirect, of such default or defaults, if any, could not be reasonably expected to have an R&W Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14 Environmental Matters. Neither Xerium nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have an R&W Material Adverse Effect. There are and, to each of Xerium’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Xerium or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have an R&W Material Adverse Effect. Neither Xerium nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Xerium or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility that, individually or in the aggregate, could be reasonably expected to have an R&W Material Adverse Effect, and none of Xerium’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, except as would not reasonably be expected to form the basis of an Environmental Claim against Xerium or any of its Subsidiaries, or as listed on Schedule 4.14. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, an R&W Material Adverse Effect. No event or condition has occurred or is occurring with respect to Xerium or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, an R&W Material Adverse Effect.

4.15 No Defaults. Neither Xerium nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have an R&W Material Adverse Effect.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, any such default or failure to be in force and effect which could not reasonably be expected to result in an exercise of remedies or acceleration of the indebtedness created thereunder.

4.17 Governmental Regulation. Neither Xerium nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Xerium nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. Neither Xerium nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.19 Employee Matters. Neither Xerium nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have an R&W Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Xerium or any of its Subsidiaries, or to the best knowledge of Xerium and each other Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Xerium or any of its Subsidiaries or to the best knowledge of Xerium and each other Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Xerium or any of its Subsidiaries, and (c) to the best knowledge of Xerium and each other Borrower, no union representation question existing with respect to the employees of Xerium or any of its Subsidiaries and, to the best knowledge of Xerium and each other Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have an R&W Material Adverse Effect.

4.20 Employee Benefit Plans

(a) Xerium, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, other than any noncompliance that would not be reasonably expected to have an R&W Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, except such defect that can be corrected pursuant to Rev. Proc. 2003-44 or any successor ruling or regulation without giving rise to an R&W Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Xerium, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have an R&W Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in an R&W Material Adverse Effect.

(b) Each Canadian Registered Pension Plan has been established, registered, qualified, invested and administered in compliance with its terms and all applicable laws, other than any noncompliance that would not reasonably be expected to have an R&W Material Adverse Effect. No liability (other than required contributions and premium payments) under the Canadian Registered Pension Plans has been or is expected to be incurred by Stowe-

Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx that could reasonably be expected to have an R&W Material Adverse Effect. No Canadian Pension Plan Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a liability to Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx in excess of $1,000,000. Each Canadian Registered Pension Plan has been funded on both a going concern and solvency basis in accordance with applicable laws and on the basis of the actuarial report which was most recently filed with the applicable pension regulator for the applicable Canadian Registered Pension Plan. None of Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx contribute to, are obligated to contribute to (or have contributed within the last five years to) a multi-employer pension plan, as defined under applicable laws.

4.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22 Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23 Related Agreements.

(a) Delivery. Xerium and each other Borrower have delivered to the Lead Arrangers and Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Related Agreements to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 (other than the representations and warranties in respect of the Information Memorandum and the Prospectus) shall, solely for purposes hereof, survive the Closing Date for the benefit of Banks.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Related Transactions have been obtained and are in full force and effect.

(d) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Related Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent and the Lead Arrangers, waived, and (ii) the Related Transactions have been consummated in accordance with the Related Agreements and all applicable laws.

4.24 Compliance with Statutes, etc. Each of Xerium and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Xerium or any of its Subsidiaries), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in an R&W Material Adverse Effect.

4.25 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Banks by or on behalf of Xerium or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Xerium or any other Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Xerium or any other Borrower to be reasonable at the time made, it being recognized by Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Xerium or any other Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in an R&W Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Banks for use in connection with the transactions contemplated hereby.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Xerium will deliver to Administrative Agent:

(a) [intentionally omitted];

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Xerium and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Xerium and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of Xerium and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Xerium and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized international standing selected by Xerium (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Xerium and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(d) Compliance Certificate. Together with each delivery of financial statements of Xerium and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate; provided, that in respect of the fourth Fiscal Quarter of each Fiscal Year, it shall also deliver a duly executed and completed Compliance Certificate as soon as available, and in any event within 90 days after the end of the fourth Fiscal Quarter;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the Compliance Certificate (including, without limitation, calculation of Pre-Dividend Free Cash therein) of Xerium and its Subsidiaries delivered pursuant to Section 5.1(d) will differ in any material respect in the manner in which computations are derived from Xerium’s financial statements for the Compliance Certificate that would have been delivered pursuant to such subsection had no such change in accounting principles and policies been made, then, together with the first delivery of such Compliance Certificate after such change, Xerium will deliver one or more statements of explanation of such difference(s) in form and substance satisfactory to Administrative Agent and, if appropriate, Xerium’s proposal for amending any terms or requirements used or addressed in the Compliance Certificate to adjust for such change(s);

(f) Sufficiency of Public Quarterly and Annual Reports. Notwithstanding anything to the contrary contained herein, delivery to the Administrative Agent by Xerium of its quarterly report on Form 10-Q and its annual report on form 10-K shall satisfy the requirements of Sections 5.1(b) and (c), respectively, for so long as Xerium remains a reporting company under the Exchange Act.

(g) Notice of Default. Promptly upon any officer of Xerium or each other Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an

Event of Default or that notice has been given to Xerium or each other Borrower with respect thereto; (ii) that any Person has given any notice to Xerium or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action each Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any officer of Xerium or each other Borrower obtaining knowledge of (i) the institution of, or non frivolous threat of, any Adverse Proceeding not previously disclosed in writing by each Borrower to Banks, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Xerium or each other Borrower to enable Banks and their counsel to evaluate such matters;

(i) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(j) Canadian Registered Pension Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any Canadian Pension Plan Event, a written notice specifying the nature thereof, what action Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Canada Revenue Agency or any applicable pension regulator; and (ii) with reasonable promptness, (1) copies of each annual information return filed with the Canada Revenue Agency or any applicable pension regulator with respect to a Canadian Registered Pension Plan; (2) copies of all notices received by Stowe-Woodward, Weavexx or any Affiliate of Stowe-Woodward or Weavexx from the sponsor of a multi-employer pension plan, as defined under applicable laws, concerning a Canadian Pension Plan Event; and (3) copies of such other documents or governmental reports or filings relating to any Canadian Registered Pension Plan as Administrative Agent shall reasonably request;

(k) Insurance Report. As soon as practicable following any material change in the insurance coverage, notice to the Administrative Agent of such change and an explanation in form and substance reasonably satisfactory to the Administrative Agent of such change;

(l) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Xerium or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(m) Information Regarding Collateral. Each Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Each Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), each Borrower shall deliver to Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(o) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Xerium to its security holders acting in such capacity or by any Subsidiary of Xerium to its security holders other than Xerium or another Subsidiary of Xerium, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Xerium or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (C) all press releases and other statements made available generally by Xerium or any of its Subsidiaries to the public concerning material developments in the business of Xerium or any of its Subsidiaries, and (ii) such other information and data with respect to Xerium or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

(p) Electronic Delivery. (i) Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new Credit Extension or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 and/or 3.2 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com, with a copy to lynne.p.savage@citigroup.com. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents, but only to the extent requested by the Administrative Agent.

(ii) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission system (each such system, a “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(iii) EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY OTHER CREDIT PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE AGENTS’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv) The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth in Annex B shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(p). Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Section 5.1(p). Each Bank agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(v) Nothing in this Section 5.1(p) shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

5.2 Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Banks.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, capital, payroll businesses or franchises before any penalty or fine accrues thereon, and all Taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Xerium or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Xerium and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to maintain such properties could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.

5.5 Insurance. Xerium will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Xerium and its

Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Xerium will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance issued by an insurer organized or incorporated in the United States shall (i) name Collateral Agent, on behalf of Banks as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Banks, as the loss payee thereunder for losses of $1,000,000 or greater and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and each Credit Party will, and will cause each of its respective Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7 [Intentionally Omitted].

5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

5.9 Environmental.

(a) Environmental Disclosure. Xerium will deliver to Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Xerium or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, provincial, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Xerium or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Xerium’s or each other Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Xerium or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Xerium or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Xerium or any of its Subsidiaries that could reasonably be expected to (A) expose Xerium or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of Xerium or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Xerium or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Xerium or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries. In the event that any Person becomes a Material Subsidiary of a Borrower, such Borrower shall (a) promptly cause such Material Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, taking into account not to create adverse tax consequences to any Credit Party in respect of Section 956 of the Internal Revenue Code, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k) and 3.1(n). With respect to each such Material Subsidiary, each Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of such Borrower; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11 Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, taking into account not to create adverse tax consequences to Xerium in respect of Section 956 of the Internal Revenue Code, then such Credit Party, as soon as practicable but in no event later than twenty (20) days after acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j) and 3.1(k) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, each Borrower shall, at the request of Requisite Banks, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12 Interest Rate Protection. For a period of three (3) years, commencing 90 days after the Closing Date, each Borrower shall maintain in effect one or more Interest Rate Agreements in form and substance satisfactory to the Administrative Agent to the extent necessary so that, for such period, interest on Indebtedness of Xerium and its Subsidiaries in aggregate principal amount equal to at least 50.0% of the aggregate outstanding principal amount of the B Term Loans is covered by such Interest Rate Agreements.

5.13 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Xerium, and its Subsidiaries and all of the outstanding Capital Stock of each Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14 Intellectual Property. Unless otherwise consented to by Agents or Requisite Banks, the Borrower and each of its Subsidiaries will continue to own or possess the right to use, free from any restrictions, all Patents, Trademarks, Copyrights, and Domain Names that are used in the operation of their respective businesses as presently conducted and as proposed to be conducted, except to the extent the failure to so own or possess would not reasonably be expected to have a Material Adverse Effect.

5.15 Know-Your-Customer Rules.

If :

(i) (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

     (B) any change in the status of a Credit Party after the date of this Agreement; or

     (C) a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Administrative Agent or any Bank (or, in the case of paragraph (C) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Bank) in order for the Administrative Agent, such Bank or, in the case of the event described in paragraph (C) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(ii) Each Bank shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(iii) Xerium shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Banks) that one of its Subsidiaries shall become a Guarantor pursuant to Section 5.10.

Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Subsidiary obliges the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Xerium shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Administrative Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.

5.16 Pari Passu Ranking. Each Credit Party will, and will cause each of its Subsidiaries to ensure that its payment obligations under each of the Credit Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future secured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.

5.17 Post Closing Matters

Each Credit Party will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule or as such time as may be extended by the Collateral Agent in its sole discretion. No failure to execute and deliver such documents or complete such tasks on or before the Closing Date shall constitute a failure to meet any condition imposed by Section 3 of this Agreement; and, until the expiration of the time limits established as provided in the preceding sentence, no failure to execute and deliver such documents or complete such tasks shall constitute a Default or Event of Default.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary to a Borrower or to any other Subsidiary, or of a Borrower to any other Borrower or any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Xerium or to any of its Subsidiaries for whose benefit such payment is made;

(c) Subordinated Debt in an aggregate amount not to exceed $150,000,000 at any time; provided, that (i) no Default or Event of Default is continuing under this Agreement or would result from such issuance, (ii) the Borrowers are in compliance (and certify as to such compliance) with Section 6.8 on a pro forma basis after giving effect to the such issuance, (iii) the proceeds of such issuance are used to effect Permitted Acquisitions, permitted investments or Capital Expenditures and/or concurrently utilized by the Borrowers to make voluntary repayments of Revolving Loans (in accordance with Section 2.13) in an aggregate principal amount equal to the aggregate principal amount of Revolving Loans actually incurred to finance a Permitted Acquisition in the one hundred eighty (180) day period prior to such issuance of Subordinated Debt;

(d) Indebtedness incurred by Xerium or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of each Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Xerium or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the Ordinary Course of obligations to suppliers, customers, franchisees and licensees of Xerium and its Subsidiaries;

(h) guaranties by a Borrower of Indebtedness of a Subsidiary or guaranties by a Subsidiary of a Borrower of Indebtedness of a Borrower or a Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) Indebtedness described in Schedule 6.1(i), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Banks than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A)

include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j) Indebtedness with respect to Capital Leases or purchase money Indebtedness in an amount not to exceed at any time $20,000,000 in the aggregate (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, any such purchase money Indebtedness shall be secured only to the asset(s) acquired in connection with the incurrence of such Indebtedness;

(k) other Indebtedness of Xerium and its Subsidiaries in an aggregate amount not to exceed at any time $15,000,000;

(l) Indebtedness under the Factoring Agreements otherwise permitted by this Agreement;

(m) unsecured working capital facilities of any Subsidiary in respect of which a Letter of Credit in an amount equal to the maximum principal amount of such facilities has been issued under the Revolving Facility; and

(n) Hedging Obligations entered into for the purpose of hedging risks associated with the operations of Xerium and its Subsidiaries.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Xerium or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an adequate reserve has been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the Ordinary Course (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Xerium or any of its Subsidiaries;

(f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(g) Liens solely on any cash earnest money deposits made by Xerium or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) licenses of patents, trademarks and other intellectual property rights granted by Xerium or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the ordinary conduct of the business of Xerium or such Subsidiary and (ii) leases or subleases granted by Xerium of any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms-length commercial terms and are otherwise satisfactory to the Administrative Agent;

(l) Liens described in Schedule 6.2(l) or on a title report delivered pursuant to Section 3.1(i)(iv);

(m) Liens securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens granted by entities acquired pursuant to Section 6.9 prior to their acquisition and not in contemplation of such acquisition and which are discharged within three (3) months of the date of acquisition and in relation to which the secured amount is not increased in contemplation of or after the date of the relevant acquisition; and

(o) the Parallel Obligations.

6.3 Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Banks to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in the IPO Documents or any documents evidencing Subordinated Debt; provided, that in respect of Subordinated Debt such restrictions do not restrict the ability to grant security interests under this Agreement or any agreement that refinances this Agreement, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) Liens permitted to be incurred under Section 6.2 and restrictions in the agreements relating thereto that limit the right of any Credit Party to dispose of or transfer the assets subject to such Liens, (e) provisions limiting the disposition or distribution of assets or property sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (f) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, and (g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in such partnership, limited liability company, joint venture or similar Person, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except:

(a) any wholly-owned Subsidiary may declare and pay or make any distributions to its parent;

(b) so long as no Default or Event of Default has occurred and is continuing, (i) during the period commencing on the Closing Date through but not including December 31, 2006, Xerium may declare and pay dividends to the holders of Common Stock quarterly on each Dividend Payment Date (commencing as of the Dividend Payment Date which occurs in the first full Fiscal Quarter after the Closing Date) in an aggregate amount not to exceed $10 million per Fiscal Quarter, and (ii) during the period commencing on December 31, 2006 and thereafter, Xerium may declare and pay dividends to the holders of Common Stock quarterly on each Dividend Payment Date (commencing as of the Dividend Payment Date which occurs in the first full Fiscal Quarter after December 31, 2006) in an amount not to exceed 75% of Xerium’s Pre-Dividend Free Cash Flow for the four Fiscal Quarters ended immediately prior to the payment of such dividends and for which a Compliance Certificate has been delivered; and

(c) so long as no Default or Event of Default has occurred and is continuing, Xerium may repurchase, redeem or retain Common Stock in an amount not to exceed $5.0 million per annum solely for the purpose of paying withholding taxes payable with respect to vested equity compensation programs.

6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Xerium to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Xerium or any other Subsidiary of Xerium, (b) repay or prepay any Indebtedness owed by such Subsidiary to Xerium or any other Subsidiary of Xerium, (c) make loans or advances to Xerium or any other Subsidiary of Xerium, or (d) transfer any of its property or assets to Xerium or any other Subsidiary of Xerium, other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (v) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis; and (vi) in any instrument governing Indebtedness or Capital Stock of a Person acquired by Xerium or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1.

6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments and loans as of the Closing Date in or to any Subsidiary and equity Investments and loans made after the Closing Date in or to any wholly owned Subsidiary of any Borrower;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in Xerium’s and its Subsidiaries’ Ordinary Course;

(d) intercompany loans and guaranties to the extent permitted under Section 6.1(b), (d), (e), (g) and (h);

(e) Consolidated Capital Expenditures permitted by Section 6.8(d);

(f) loans and advances to employees of Xerium and its Subsidiaries made in the Ordinary Course in an aggregate principal amount not to exceed $1,000,000 in the aggregate;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to and in accordance with Section 6.9;

(h) Investments received in lieu of Cash in connection with Asset Sales permitted by and in accordance with Section 6.9;

(i) Investments described in Schedule 6.7(i); and

(j) other Investments in an aggregate amount not to exceed at any time $5,000,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8 Financial Covenants.

(a) Interest Coverage Ratio. Xerium shall not permit the Interest Coverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Interest Coverage Ratio
September 30, 2005	3.50:1.00
December 31, 2005	3.50:1.00
March 31, 2006	3.50:1.00
June 30, 2006	4.00:1.00
September 30, 2006	4.00:1.00
December 31, 2006	4.00:1.00
March 31, 2007	4.25:1.00
June 30, 2007	4.25:1.00
September 30, 2007	4.25:1.00
December 31, 2007	4.25:1.00
March 31, 2008	4.50:1.00
June 30, 2008	4.50:1.00
September 30, 2008	4.50:1.00
December 31, 2008	4.50:1.00
March 31, 2009	4.75:1.00
June 30, 2009	4.75:1.00
September 30, 2009	4.75:1.00
December 31, 2009	4.75:1.00
March 31, 2010	5.00:1.00
June 30, 2010	5.00:1.00
September 30, 2010	5.00:1.00
December 31, 2010	5.00:1.00
March 31, 2011	5.25:1.00
June 30, 2011	5.25:1.00
September 30, 2011	5.25:1.00
December 31, 2011	5.25:1.00
March 31, 2012	5.25:1.00

(b) Leverage Ratio. Xerium shall not permit the Leverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Leverage Ratio
September 30, 2005	4.50:1.00
December 31, 2005	4.50:1.00
March 31, 2006	4.25:1.00
June 30, 2006	4.00:1.00
September 30, 2006	4.00:1.00
December 31, 2006	4.00:1.00
March 31, 2007	3.75:1.00
June 30, 2007	3.75:1.00
September 30, 2007	3.75:1.00
December 31, 2007	3.75:1.00
March 31, 2008	3.50:1.00
June 30, 2008	3.50:1.00
September 30, 2008	3.25:1.00
December 31, 2008	3.25:1.00
March 31, 2009	3.00:1.00
June 30, 2009	3.00:1.00
September 30, 2009	3.00:1.00
December 31, 2009	3.00:1.00
March 31, 2010	2.75:1.00
June 30, 2010	2.75:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.50:1.00
March 31, 2011	2.25:1.00
June 30, 2011	2.25:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00

(c) Fixed Charge Coverage Ratio. Xerium shall not permit the Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Fixed Charge Coverage Ratio
September 30, 2005	1.75:1.00
December 31, 2005	1.75:1.00
March 31, 2006	1.75:1.00
June 30, 2006	1.75:1.00
September 30, 2006	1.75:1.00
December 31, 2006	1.75:1.00
March 31, 2007	1.85:1.00
June 30, 2007	1.85:1.00
September 30, 2007	1.85:1.00
December 31, 2007	1.85:1.00
March 31, 2008	1.90:1.00
June 30, 2008	1.90:1.00
September 30, 2008	1.90:1.00
December 31, 2008	1.90:1.00
March 31, 2009	1.90:1.00
June 30, 2009	1.90:1.00
September 30, 2009	1.90:1.00
December 31, 2009	1.90:1.00
March 31, 2010	1.90:1.00
June 30, 2010	1.90:1.00
September 30, 2010	1.90:1.00
December 31. 2010	1.90:1.00
March 31, 2011	1.90:1.00
June 30, 2011	1.90:1.00
September 30, 2011	1.90:1.00
December 31, 2011	1.90:1.00
March 31, 2012	1.90:1.00

(d) Maximum Consolidated Capital Expenditures. Xerium shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal

Year indicated below, in an aggregate amount for Xerium and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year (exclusive of Incremental Permitted Capital Expenditures):

Fiscal Year	Consolidated Capital Expenditures
2005	$44,000,000
2006	$44,000,000
2007	$44,000,000
2008	$44,000,000
2009	$44,000,000
2010	$50,000,000
2011	$50,000,000

(e) Certain Calculations. (i) With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Xerium) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Xerium and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(ii) Whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Xerium. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Xerium to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the Ordinary Course) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Xerium may be merged with or into a Borrower or any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or any other Subsidiary; provided, however, in the case of such a merger involving a Borrower or a Guarantor Subsidiary merging with a non-Guarantor Subsidiary, such Borrower or Guarantor Subsidiary shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non Cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of such Credit Party (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d) disposals of obsolete, worn out or surplus property, and any assets acquired in connection with the acquisition of another Person in a division or line of business of such Person reasonably determined by the acquirer to be surplus assets;

(e) Permitted Acquisitions, the consideration for which constitutes less than $25,000,000 in the aggregate in any Fiscal Year; and

(f) Investments made in accordance with Section 6.7.

6.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 or pursuant to the Collateral Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Xerium or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Xerium or any of its Subsidiaries) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Xerium or any of its Subsidiaries or with any Affiliate of Xerium or of any such holder, on terms that are less favorable to Xerium or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Xerium or any of its Subsidiaries and any other of Xerium and its Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Xerium and its Subsidiaries; (c) compensation arrangements for officers and other employees of Xerium and its Subsidiaries entered into in the Ordinary Course; and (d) transactions described in Schedule 6.12.

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by one or more Credit Parties on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Banks.

6.14 Reserved.

6.15 Amendments or Waivers of Organizational Documents. No Credit Party shall terminate or agree to any amendment, restatement, supplement or other modification to, any Organizational Document, that would be materially adverse to the Banks.

6.16 Amendments or Waivers of with respect to Subordinated Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Debt or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or the amortization rate on such Subordinated Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Debt (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Debt (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Banks.

6.17 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31st.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations.

(a) Subject to the provisions of Section 7.2 and 7.14, the Non-US Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Non-US Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Non-US Guaranteed Obligations”)

(b) Subject to the provisions of Section 7.2, the US Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors.

(a) All Non-US Guarantors desire to allocate among themselves (collectively, the “Non-US Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Non-US Funding Guarantor”) under this Guaranty such that its Non-US Aggregate Payments exceed its Non-US Fair Share as of such date, such Non- US Funding Guarantor shall be entitled to a contribution from each of the other Non-US Contributing Guarantors in an amount sufficient to cause each Non-US Contributing Guarantor’s Non-US Aggregate Payments to equal its Non-US Fair Share as of such date. “Non-US Fair Share” means, with respect to a Non-US Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Non-US Fair Share Contribution Amount with respect to such Non-US Contributing Guarantor to (ii) the aggregate of the Non-US Fair Share Contribution Amounts with respect to all Non-US Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Non-US Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Non-US Fair Share Contribution Amount” means, with respect to a Non-US Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Non-US Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Non-US Fair Share Contribution Amount” with respect to any Non-US Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Non-US Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Non-US Contributing Guarantor. “Non-US Aggregate Payments” means, with respect to a Non-US Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Non-US Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Non-US Contributing Guarantor from the other Non-US Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Non-US Funding Guarantor. The allocation among Non-US Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Non-US Contributing Guarantor hereunder. Each Non-US Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2(a).

(b) All US Guarantors desire to allocate among themselves (collectively, the “US Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a US Guarantor (a “US Funding Guarantor”) under this Guaranty such that its US Aggregate Payments exceed its US Fair Share as of such date, such US Funding Guarantor shall be entitled to a contribution from each of the other US Contributing Guarantors in an amount sufficient to cause each US Contributing Guarantor’s US Aggregate Payments to equal its US Fair Share as of such date. “US Fair Share” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the US Fair Share Contribution Amount with respect to such US Contributing Guarantor to (ii) the aggregate of the US Fair Share Contribution Amounts with respect to all US Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all US Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “US Fair Share Contribution Amount” means, with respect to a US Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such US Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “US Fair Share Contribution Amount” with respect to any US Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such US Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such US Contributing Guarantor. “US Aggregate Payments” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such US Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such US Contributing Guarantor from the other US Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable US Funding Guarantor. The allocation among US Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any US Contributing Guarantor hereunder. Each US Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2(b).

7.3 Payment by Guarantors

(a) Subject to Section 7.2(a), Non-US Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Non-US Guarantor by virtue hereof, that upon the failure of a Non-US Borrower to pay any of the Non-US Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Non-US Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Non-US Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Non-US Guaranteed Obligations (including interest which, but for any Non-US Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Non-US Guaranteed Obligations, whether or not a claim is allowed against such Non-US Borrower for such interest in the related bankruptcy case) and all other Non-US Guaranteed Obligations then owed to Beneficiaries as aforesaid.

(b) Subject to Section 7.2(b), US Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any US Guarantor by virtue hereof, that upon the failure of a Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), US Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of such Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Non-US Guaranteed Obligations or Guaranteed Obligations, or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, and take and hold security for the payment hereof or the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, any other guaranties of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any other obligation of any Person (including any other Guarantor) with respect to the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, provided, however, that no Credit Document to which such Guarantor is party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable documentation creating Hedging Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; and (vi) exercise any other rights available to it under the Credit Documents or the applicable documentation creating Hedging Obligations; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation (subject, however, to the limitations applicable to certain Non-US Guarantors as set out in Section 7.14), impairment, discharge or termination for any reason (other than payment in full of the Non-US Guaranteed Obligations and Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the applicable documentation creating Hedging Obligations, at law, in equity or otherwise) with respect to the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the applicable documentation creating Hedging Obligations or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, in each case whether or not in accordance with the terms hereof or such Credit Document, such applicable documentation creating Hedging Obligations or any agreement relating to such other guaranty or security; (iii) the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the applicable documentation creating Hedging Obligations or from the proceeds of any security for the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, except to the extent such security also serves as collateral for indebtedness other than the Non-US Guaranteed Obligations or Guaranteed Obligations) to the payment of indebtedness other than the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, even though any Beneficiary might have elected to apply such payment to any part or all of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Xerium or any of its Subsidiaries and to any corresponding restructuring of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be.

(g) Notwithstanding anything to the contrary herein or in any Credit Document, this guarantee given by any guarantor organized under Austrian law is meant to be and shall be interpreted as abstract guarantee (“abstrakter Garantievertrag”) and not as surety (“Buergschaft”), neither as a joint obligation as a borrower (“Mitschuldner”) and such Austrian Guarantor undertakes to pay unconditionally, irrevocably, upon first demand and without raising any defenses (“unbedingt, unwiderruflich, ueber erste Aufforderung und unter Verzicht auf alle Einwendungen”) any amounts demanded by any of the Beneficiaries under reference to this guarantee.

(h) Notwithstanding anything to the contrary herein or in any Credit Document, to the extent that this guarantee is granted by any guarantor organized under German law, such guarantee is granted in the form of an abstract guarantee (abstraktes Garantieversprechen) and not as a surety (Buergschaft) or as a joint obligation as borrower (Mitschuldübernahme), and any German Guarantor undertakes, subject to subsection 7.14(f) hereof, to pay unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, auf erstes Anfordern und unter Verzicht auf alle Einwendungen) any amounts demanded by any of the Beneficiaries under reference to this guarantee.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Non-US Guaranteed Obligations or Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Non-US Guaranteed Obligations or Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the applicable documentation creating Hedging Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Non-US Guaranteed Obligations or Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, subject to the limitations applicable to certain Non-US Guarantors as set out in Section 7.14.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Non-US Guaranteed Obligations and Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Non-US Guaranteed Obligations and Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Non-US Guaranteed Obligations and Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Non-US Guaranteed Obligations and Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof, subject, however to the limitations applicable to certain Non-US Guarantors as set out in Sections 7.13 and 7.14.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Non-US Guaranteed Obligations and Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be.

7.9 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Each Borrower. Any Credit Extension may be made to any Borrower or continued from time to time, and any applicable documentation creating Hedging Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such applicable documentation creating Hedging Obligations is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its respective obligations under the Credit Documents and the applicable documentation creating Hedging Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Non-US Guaranteed Obligations or Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Banks, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor, subject to the limitations applicable to certain Non-US Guarantors as set out in Section 7.13 and Section 7.14. The

obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Non-US Guaranteed Obligations and Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Non-US Guaranteed Obligations and Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Non-US Guaranteed Obligations and Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Non-US Guaranteed Obligations and Guaranteed Obligations which are guaranteed by the applicable Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Non-US Guaranteed Obligations or Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Non-US Guaranteed Obligations and Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13 Validity of Pledge of Shares held by Xerium SAS and the German Guarantors; Parallel Obligations.

(a) For the purposes of taking a valid security interest in the shares held by Xerium SAS, Xerium Technologies Limited and the German Guarantors securing only the Non-US Obligations and ensuring the continued validity of such security interest, and despite anything to the contrary contained in any Credit Document:

(i) Xerium SAS shall pay to the Collateral Agent sums equal to, and in the currency of, its obligations owing by it to a Secured Party (other than the Collateral Agent) as and when the same fall due for payment under the Credit Documents and each of the German Guarantors shall pay to the Collateral Agent sums equal to, and in the currency of, the Non-US Obligations as and when the same fall due for payment under the Credit Documents (the “Parallel Obligations”);

(ii) the rights of the Secured Parties to receive payment under the Credit Documents are several and independent from the rights of the Collateral Agent to receive the Parallel Obligations;

(iii) the Collateral Agent shall have its own independent right to demand payment of the Parallel Obligations by Xerium SAS and the German Guarantors;

(iv) the payment by Xerium Technologies Limited, Xerium SAS or any of the German Guarantors of its Parallel Obligations to the Collateral Agent in accordance with this Section 7.13 shall be a good discharge of the corresponding obligations owed by it to the relevant Secured Party under the relevant Credit Document, or the corresponding Non-US Obligations, as the case may be, and payment by Xerium SAS or any of the German Guarantors of its obligations owed by it to the relevant Secured Party under the relevant Credit Document, or the corresponding Non-US Obligations, as the case may be, shall be a good discharge of the corresponding Parallel Obligations to the Collateral Agent; and

(v) with regard to Xerium Technologies Limited, Xerium SAS and the German Guarantors, nothing in any Credit Document shall in any way limit the Collateral Agent’s right to act in the protection or preservation of the rights under, or to enforce any, Collateral Document as contemplated by this Section 7.13 or the relevant Collateral Document.

(b) Despite the foregoing, any such payment shall be made to the Administrative Agent unless the Administrative Agent directs such payment to be made to the Collateral Agent.

(c) Without limiting or affecting the Collateral Agent’s rights against Xerium Technologies Limited, Xerium SAS or any of the German Guarantors (whether under this Section 7.13 or under any other provision of the Credit Documents and subject to paragraph (a)(v) of this Section 7.13), the Collateral Agent agrees with each other Secured Party or creditor of a Non-US Obligation, as the case may be, that it will not exercise its rights in respect of the Parallel Obligations except with the consent of the relevant Secured Party or the creditor of a Non-US Obligation or the Requisite Banks, as the case may be.

(d) A Secured Party and the Collateral Agent may not, by virtue of this Section 7.13, pursue Xerium Technologies Limited, Xerium SAS or any of the German Guarantors concurrently for the same obligation.

7.14 Limitation of Non-US Guaranteed Obligations.

(a) Austrian guarantee. The obligations of each Non-US Guarantor organized under Austrian law shall be limited so as not to result in the violation of Austrian capital maintenance rules pursuant to Austrian company law, in particular Section 82 of the Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz)(Austrian Capital Maintenance Rules), and all obligations hereunder of such Austrian Guarantor shall be limited in accordance with these rules. Further, the subordination of obligations pursuant to Section 7.7 hereof shall not be binding on any Obligee Guarantor organized under Austrian law to the extent such subordination would constitute a violation of mandatory Austrian capital maintenance provisions.

(b) Italian guarantee. This liability of each Non-US Guarantor organized under the laws of the Republic of Italy (each, an “Italian Guarantor”) shall:

(i) at no time require an Italian Guarantor to pay an amount which exceeds an amount corresponding from time to time to the aggregate of the outstanding indebtedness of the Italian Guarantor under any Revolving Loan granted to that Italian Guarantor under this Credit and Guaranty Agreement and under the Italia B Term Loan; and

(ii) the guarantee obligations of an Italian Guarantor under this Section 7.14(b) shall be limited to the extent required to comply with Italian mandatory provisions on financial assistance and corporate benefit (including, without limitation, Article 2358 of the Italian Civil Code) and, accordingly, such guarantee obligations shall not include and shall not extend to any indebtedness incurred by any Borrower and/or Guarantor in relation to the financing of the acquisition or subscription for of shares issued or to be issued by such Italian Guarantor or by any direct or indirect controlling entity of such Italian Guarantor; without prejudice to the foregoing, the maximum amount that each Italian Guarantor may be required to pay under this Section 7.14 shall in no event exceed Euro 132,863,163.00.

(c) Swiss guarantee.

(i) The guarantees, obligations, liabilities and undertakings of any Swiss Guarantor under Section 7 (Guaranty) of this Agreement in relation to obligations, liabilities or undertakings of an obligor (other than the respective Swiss Guarantor or any of its subsidiaries) shall only be deemed to be undertaken or incurred to the extent and in the maximum amount of its free reserves available for distribution (being the positive difference between the assets of the Swiss Guarantor and the aggregate of all liabilities, the amount of the registered share capital and the mandatory reserves at any given time, all these amounts to be established in accordance with Swiss law and to be confirmed by the auditors of the relevant Swiss Guarantor based on an interim audited balance sheet as of the date the guarantee is drawn), taking into account the deduction of Swiss withholding tax at the rate of 35% (or such other rate in force from time to time), subject to any applicable double taxation treaty, levied on any such reserves made available for distribution.

(ii) The subordination by an Obligee Guarantor incorporated in Switzerland (a “Swiss Obligee Guarantor”) for the benefit of any Borrower or any Guarantor (other than subsidiaries of the respective Swiss Obligee Guarantor) shall only be deemed to be undertaken or incurred to the extent and in the maximum amount of its free reserves available for distribution (being the positive difference between the assets of the Swiss Obligee Guarantor and the aggregate of all liabilities, the amount of the registered share capital and the mandatory reserves at any given time, all these amounts to be established in accordance with Swiss law and to be confirmed by the auditors of the relevant Swiss Obligee Guarantor based on an interim audited balance sheet as of the date the guarantee is drawn), taking into account the deduction of Swiss withholding tax at the rate of 35% (or such other rate in force from time to time), subject to any applicable double taxation treaty, levied on any such reserves made available for distribution.

(iii) The obligation of a Swiss Obligee Guarantor not without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Banks to commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any Guarantor (other than subsidiaries of the respective Swiss Obligee Guarantor), shall only be deemed to be undertaken or incurred to the extent and in the maximum amount of its free reserves available for distribution (being the positive difference between the assets of the Swiss Obligee Guarantor and the aggregate of all liabilities, the amount of the registered share capital and the mandatory reserves at any given time, all these amounts to be established in accordance with Swiss law and to be confirmed by the auditors of the relevant Swiss Obligee Guarantor based on an interim audited balance sheet as of the date the guarantee is drawn), taking into account the deduction of Swiss withholding tax at the rate of 35% (or such other rate in force from time to time), subject to any applicable double taxation treaty, levied on any such reserves made available for distribution.

(d) French guarantee. The liability of each Non-US Guarantor organized under the laws of France (a “French Guarantor”) shall (A) not include any obligations which if incurred would constitute the provision of financial assistance as defined by article L225-216 of the French Commercial Code, (B) only guarantee obligations to the extent that the proceeds are used to finance or refinance the working capital needs or the debt of any Borrower and (C) be limited at any time to the greater of:

(i) the equivalent to Euros of the Advances (plus any accrued interest thereon, commissions and fees) made available to any obligor (other than, if applicable, the French Guarantor) to the extent directly or indirectly on-lent by the obligor to the French Guarantor calculated by the Facility Agent on the date on which such moneys are paid; and

(ii) 80% of the greater of:

(A)	the Net Asset Value of the French Guarantor calculated and certified by the statutory auditors of the French Guarantor on the basis of the last audited financial statements available at the date hereof; and

(B)	the Net Asset Value of the French Guarantor calculated and certified by the statutory auditors of the French Guarantor on the basis of the last audited financial statements available at the date on which demand is made on it pursuant to this Section 7.

For the purposes of this Section 7.14(d) “Net Asset Value” of the French Guarantor means the capitaux propres (as defined under the provisions of French accounting laws, decrees and regulations consistently applied) of the French Guarantor. A certificate of the statutory auditors of the French Guarantor as to the Net Asset Value shall be prima facie evidence as to the amount to which it relates.

(e) Canadian guarantee. No Guarantor existing under the laws of Canada or any province thereof (a “Canadian Guarantor”) shall guarantee, undertake, or provide any indemnity in respect of, the obligations of any person under this Section 7 unless at the time such guarantee or undertaking is given or indemnity is provided (i) such person is a Subsidiary of the Canadian Guarantor or (ii) the Canadian Guarantor is a wholly owned Subsidiary of such person or (iii) such Canadian Guarantor is not prohibited by applicable laws from giving such guarantee or undertaking or providing such indemnity.

(f) German guarantees.

(i) To the extent that any of the guarantees granted hereunder by any Guarantor organized under the laws of the Federal Republic of Germany as a German limited liability company (GmbH) or a German limited partnership without any natural person as general partner (GmbH & Co. KG) is enforced with respect to Non-US Guaranteed Obligations owed and payable by an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the relevant Guarantor other than affiliated companies as to which such Guarantor (or, in the case of a GmbH & Co. KG, it or its general partner) is a direct or indirect shareholder, the right to enforce the Guarantee against the relevant Guarantor shall, but only with respect to such Guarantor, be limited

(1) to such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) net assets, being its total assets less its liabilities each as calculated in accordance with the accounting standards applicable to such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) by law from time to time, (Nettovermögen) (the “Net Assets”), however only if and to the extent that such Guarantor provides sufficient evidence to the Administrative Agent that

(A) such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets are reduced below the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital (Stammkapital) as a result of the enforcement, the application of the proceeds towards the Non-US Guaranteed Obligations would thus constitute a violation of Sections 30, 31 German Limited Liability Company Act (GmbH-Gesetz), and such payment of proceeds to such Guarantor is therefore required to allow such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) to maintain its stated share capital in accordance with Sections 30, 31 German Limited Liability Company Act, or

(B) such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets had already been reduced prior to the enforcement to an amount below its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital, the application of the proceeds towards the Non-US Guaranteed Obligations would thus constitute a violation of Sections 30, 31 German Limited Liability Company Act, and such payment of proceeds to such Guarantor is therefore required to restore such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital in accordance with Sections 30, 31 German Limited Liability Company Act;

(2) to such an amount as such limitation is required to prevent a destruction of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) existence, however only if and to the extent that such Guarantor provides sufficient evidence to the Administrative Agent that such destruction of existence would otherwise occur and be deemed to have been brought about by a lack of minimum considerateness of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) interests (Rücksichtnahme auf die Eigenbelange der GmbH) on the part of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) sole shareholder (existenzvernichtender Eingriff);

however in each case only if and to the extent that such Guarantor further provides sufficient evidence to the Administrative Agent that the Non-US Guaranteed Obligations, including without limitation any interest or ancillary obligations relating thereto, with respect to which the guarantee is enforced do not correspond to funds that have been directly or indirectly passed on by any of the Borrowers of such Non-US Guaranteed Obligations (1) in the form of a loan to such Guarantor (or, in the case of a GmbH & Co. KG, to it or its general partner) or (2) in the form of a loan or of equity to an affiliated company of such Guarantor (or, in the case of a GmbH & Co. KG, of it or its general partner) as to which it (or, in the case of a GmbH & Co. KG, it or its general partner) is a direct or indirect shareholder and that is not itself a Credit Party.

(ii) The foregoing subsection 7.14(f)(i)(1) shall apply only subject to the provisos that

(1) for the purposes of the determination of the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital the amount of any increase of such stated share capital after the date hereof shall be disregarded to the extent such increase (A) has been effected without the prior written consent of the Administrative Agent, (B) is effected out of company funds (Kapitalerhöhung aus Gesellschaftsmitteln) or (C) is not fully paid up; and

(2) for the purposes of the calculation of the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets the following items shall be adjusted as follows:

(A) obligations under loans provided to the relevant Guarantor (or, in the case of a GmbH & Co. KG, to it or its general partner) by its (or, in the case of a GmbH & Co. KG, its or its general partner’s) direct or indirect shareholders or their affiliates to the extent that such obligations (x) are subordinated except where such obligations are subordinated to individual other obligations only and of full value (voll werthaltig) at and immediately following the time at which they are subordinated, (y) qualify as obligations which may not be repaid under Sections 30 and 31 of the German Limited Liability Company Act, or (z) qualify as obligations under loans or equivalent transactions within the meaning of Section 32a of the German Limited Liability Company Act shall be disregarded;

(B) rights for payment under loans granted by the relevant Guarantor (or, in the case of a GmbH & Co. KG, by it or its general partner) to any of its (or, in the case of a GmbH & Co. KG, its or its general partner’s) direct or indirect shareholders or their affiliates to the extent the granting of such loans constituted a violation of Sections 30, 31 German Limited Liability Company Act shall be accounted for with their full nominal value; without prejudice to the foregoing, rights for payment under loans (other than or in excess of those accounted for with their full value pursuant to the foregoing) shall be disregarded to the extent such rights do not qualify as assets of the relevant Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) for purposes of Sections 30, 31 German Limited Liability Company Act provided that such loans were made by such Guarantor (or, in the case of a GmbH & Co. KG, by its general partner) to one of its (or, in the case of a GmbH & Co. KG, its general partner’s) direct or indirect shareholders or their affiliates and such shareholder or affiliate is fully liable for the payment of the Non-US Guaranteed Obligations;

(C) obligations under loans or other contractual liabilities incurred by the relevant Guarantor (or, in the case of a GmbH & Co. KG, by it or its general partner) in violation of any Credit Document to which it (or, in the case of a GmbH & Co. KG, it or its general partner, respectively) is a party shall be disregarded; and

(D) any asset that is not necessary for the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its or its general partner’s) business (nicht betriebsnotwendig), that is shown in such Guarantor’s (or, in the case of a GmbH & Co. KG, its or its general partner’s, respectively) balance sheet with a book value (Buchwert) which is lower than the market value of such asset, and that can be realized, shall be taken into account with its market value, except where such Guarantor provides sufficient evidence to the Administrative Agent that (x) such realization would not be legally permitted or (y) the proceeds achievable through such realization would not exceed the total of the book value plus the expenses in connection with such realization.

7.15 Validity and Effectiveness. This Guaranty shall remain wholly valid and effective until the full, unconditional and irrevocable performance and discharge of the Non-US Guaranteed Obligations or Guaranteed Obligations, as the case may be, and for all the period during which payments effected in such respect are subject to the claw back and/or avoidance under any applicable law.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by a Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder, which failure continues for three (3) Business Days only if as a result of a transmission failure due to a failure of the banking markets; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, originally provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(g)(i), Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Xerium of notice from Administrative Agent or any Bank of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Xerium or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial or state law; or (ii) an involuntary case shall be commenced against Xerium or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any application shall have been made, or is required by applicable law to be made, with a court for the opening of insolvency proceedings with regard to Xerium or any of its Subsidiaries; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Xerium or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Xerium or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Xerium or any of its Subsidiaries, and (A) in relation only to any Non-US Borrower and any Foreign Subsidiary, any such event described in this clause (ii) shall continue for seven days without having been dismissed, bonded or discharged, and (B) in relation only to Xerium or any Domestic Subsidiary, any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Xerium or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Xerium or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Xerium or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Xerium or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Xerium or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events and/or Canadian Pension Plan Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Banks, under any Credit Document to which it is a party; or

(m) Material Adverse Effect. Any event, condition or situation shall occur that has a Material Adverse Effect; or

(n) If a Borrower under a Stowe-Woodward Term Loan or Weavexx B Term Loan fails to make an offer to prepay such Loan as required by Section 2.14(c) or fails to make a prepayment of such Loan in the full amount as required as a result of acceptance of any such offer by the Administrative Agent,

THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f), (g) or (k), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Banks, upon notice to Xerium by Administrative Agent, (A) the Revolving Commitments, if any, of each Bank having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Banks under Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for each Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9. AGENTS

9.1 Appointment of Agents. Each of Citigroup Global Markets, Inc. and CIBC World Markets plc is hereby appointed Lead Arranger hereunder, and each Bank hereby authorizes each Lead Arranger to act as its agent in accordance with the terms hereof and the other Credit Documents. Citigroup Global Markets, Inc. and CIBC World Markets plc are each hereby appointed Syndication Agents hereunder, and each Bank hereby authorizes each Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Citicorp North America, Inc. is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Bank hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Banks and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Xerium or any of its Subsidiaries. Each Syndication Agent and Lead Arranger, without consent of or notice to any party hereto, may assign any and all of its respective rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Citigroup Global Markets, Inc. and CIBC World Markets plc, in their respective capacities as Syndication Agents and Lead Arrangers, shall have any obligations but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Bank irrevocably authorizes each Agent to take such action on such Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Bank; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Banks or by or on behalf of any Credit Party to any Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Banks for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. No Agent shall have an obligation to act without receiving a satisfactory indemnity from the parties to this Agreement. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6) and, upon receipt of such instructions from Requisite Banks (or such other Banks, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Xerium and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6).

9.4 Agents Entitled to Act as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Bank hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Bank” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Xerium or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from each Borrower for services in connection herewith and otherwise without having to account for the same to Banks.

9.5 Banks’ Representations, Warranties and Acknowledgment. Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Xerium and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Xerium and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Banks or to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Banks.

(a) Each Bank, by delivering its signature page to this Agreement and funding its Xerium B Term Loan, XTI B Term Loan, Italia B Term Loan, Stowe-Woodward B Term Loan, Weavexx B Term Loan, Austria B Term Loan, German B Term Loans and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Banks or Banks, as applicable, on the Closing Date.

9.6 Right to Indemnity. Each Bank, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting the Borrowers’ obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Bank to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Bank’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Bank to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Banks and Xerium, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Xerium and Administrative Agent and signed by Requisite Banks. Upon any such notice of resignation or any such removal, Requisite Banks shall have the right, upon five Business Days’ notice to Xerium, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative

Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Bank hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Banks, to be the agent for and representative of Banks with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.6, without further written consent or authorization from Banks, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent, Collateral Agent and each Bank hereby agrees that (i) no Bank shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Banks in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Bank may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Bank or Banks in its or their respective individual capacities unless Requisite Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) Collateral Agent’s Power of Attorney. Each Secured Party, including in its capacity as Bank Counterparty, irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (i.e. “fondé de pouvoirs” within the meaning of Article 2692 of the Civil Code of Québec) in order to hold security granted by any Credit Party in the Province of Quebec to secure the Indebtedness of such Credit Party under any bond issued by such Credit Party. Notwithstanding the provisions of section 32 of an Act respecting the special powers of a legal person (Québec), each Secured Party, including in its capacity as Bank Counterparty, acknowledges that the Collateral Agent may acquire and be the holder of any bond issued by any Credit Party. Each assignee Bank that enters into an Assignment Agreement shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (“fondé de pouvoirs”) and the acquisition and holding by the Collateral Agent of any bonds issued by any Credit Party. Each of the Credit Parties hereby acknowledge that, for the purposes of holding any security granted by any Credit Party on property pursuant to the laws of the Province of Québec to secure obligations of any Credit Party under any bonds issued by any Credit Party, the Collateral Agent shall be the holder of an irrevocable power of attorney (i.e. “fondé de pouvoirs” within the meaning of Article 2692 of the Civil Code of Québec) for each Secured Party, including in its capacity as Bank Counterparty). Each of the Credit Parties hereby acknowledge that such bond constitutes a title on indebtedness, as such term is used in Article 2692 of the Civil Code of Québec. The execution by the Collateral Agent, acting as fondé de pouvoir as aforesaid, prior to the date of this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

9.9 Reliance and Engagement Letters. Each Bank confirms that each of the Lead Arrangers and the Administrative Agent has authority to accept on its behalf the terms of any reliance or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

SECTION 10. MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Issuing Bank or Lead Arranger, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Bank, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for each Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Banks pursuant hereto, including filing and recording fees, expenses stamp, registration, transfer, documentary and other similar taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Banks may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by Administrative or Collateral Agent with the prior consent of Xerium (not to be unreasonably withheld); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Banks in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 VAT. All amounts set out or expressed to be payable under a Credit Document by a Credit Party to a Bank shall be exclusive of any applicable VAT and (subject to the provisions regarding reimbursement of VAT below) the Credit Party shall in addition pay to the Bank an amount equal to the amount of the VAT, following receipt by the Credit Party of a valid VAT invoice. Where a Credit Party is required by a Credit Document to reimburse a Bank for any costs or expenses, that Credit Party shall also reimburse the Bank for any VAT incurred by the Bank in respect of the relevant costs or expenses to the extent that neither the Bank nor any member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Tax authority in respect of the VAT.

10.4 Indemnity. In addition to the payment of expenses pursuant to Sections 10.2 and 10.3, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ reasonable approval of counsel), indemnify, pay and hold harmless, each Agent and Bank and the officers, partners, directors, trustees, investment advisors, employees, agents and Affiliates of each Agent and each Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.4 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(a) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Banks, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Xerium and each other Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Currency indemnity.

(i) If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(A)	making or filing a claim or proof against that Credit Party; or

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify the Agent and each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (x) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (y) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(ii) Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.

10.5 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.6 Amendments and Waivers.

(a) Requisite Banks’ and Borrower Consent. Subject to Section 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Credit Parties and the Requisite Banks.

(b) Affected Banks’ Consent. Without the written consent of the Credit Parties and each Bank (other than a Defaulting Bank) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.6(b) or Section 10.6(c);

(viii) amend the definition of “Requisite Banks” or “Pro Rata Share”; provided, with the consent of Requisite Banks, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Banks” or “Pro Rata Share” on substantially the same basis as the B Term Loan Commitments, the B Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) extend the Revolving Commitment Termination Date;

(x) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(xii) amend, modify or waive any provision of Section 2.16(g); or

(xiii) consent to currency changes.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Bank over the amount thereof then in effect without the consent of each Credit Party and such Bank; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Bank;

(ii) amend the definition of “Requisite Class Banks” without the consent of Requisite Class Banks of each Class; provided, with the consent of each Credit Party and the Requisite Banks, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Banks” on substantially the same basis as the B Term Loan Commitments, the B Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of each Credit Party and the Requisite Class Banks of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Banks may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Banks relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of each Credit Party, Administrative Agent and of Issuing Bank; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Credit Party and such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Credit Party, on such Credit Party.

10.7 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Banks. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Banks. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Borrower, Administrative Agent and Bank shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.7(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Bank shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Xerium and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to Xerium and Administrative Agent (except in the case of assignments made by or to the Lead Arrangers); subject, however, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to the Lead Arrangers), to prior written consent by Xerium, Administrative Agent and Issuing Bank (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Xerium, required at any time an Event of Default shall have occurred and then be continuing); provided, further, each such assignment pursuant to this Section 10.7(c)(ii) shall be in an aggregate amount of not less than Base Currency Amount (A) $5,000,000 or its currency equivalent (or such lesser amount as may be agreed to by the Administrative Agent (and so long as no Event of Default shall have occurred and be continuing) Xerium or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Bank) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 or its currency equivalent (or such lesser amount as may be agreed to by the Administrative Agent (and so long as no Event of Default shall have occurred and be continuing) Xerium or as shall constitute the aggregate amount or the Xerium B Term Loan, XTI B Term Loan, Italia B Term Loan, Stowe-Woodward B Term Loan, Weavexx B Term Loan, Austria B Term Loan or German B Term Loan of the assigning Bank) with respect to the assignment of B Term Loans.

(d) Mechanics. The assigning Bank and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except (A) in the case of assignments pursuant to Section 10.7(c)(i) or made by or to the Lead Arrangers, no processing or recordation fee shall be required and (B) that only one fee shall be payable in the case of contemporaneous assignments to or by Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.7(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to each Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Bank, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the Ordinary Course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.7, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Bank” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Bank” for all purposes hereof; (ii) the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations hereunder, such Bank shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) the Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Bank shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Bank as a Bank hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Bank, if any; and (iv) for the purposes of article 1263 of the Italian Civil Code, it is expressly agreed that the security created or evidenced by the Collateral Documents shall be preserved for the benefit of the assignee and each other Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with subsections (c) through (g) of this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (h).

(h) Participations. Each Bank shall have the right at any time to sell one or more participations to any Person (other than Xerium, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Bank granting such participation, shall not be entitled to require such Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with each Borrower’s prior written consent, and (ii) a participant that would be a Non US Bank if it were a Bank shall not be entitled to the benefits of Section 2.20 unless each Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of each Borrower, to comply with Section 2.20 as though it were a Bank. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.6 as though it were a Bank, provided such participant agrees to be subject to Section 2.17 as though it were a Bank.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.7, any Bank may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Bank, to secure obligations of such Bank including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Bank, as between each Borrower and such Bank, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Bank” or be entitled to require the assigning Bank to take or omit to take any action hereunder.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3, 10.4 and 10.5 and the agreements of Banks set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the applicable documentation creating Hedging Obligations. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11 Marshalling; Payments Set Aside. Neither any Agent nor any Bank shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Banks (or to Administrative Agent, on behalf of Banks), or Administrative Agent or Banks enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Banks’ Rights. The obligations of Banks hereunder are several and no Bank shall be responsible for the obligations or Commitment of any other Bank hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Banks pursuant hereto or thereto, shall be deemed to constitute Banks as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING GENERAL OBLIGATIONS LAW 5-1401.

10.16 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES

ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT, NOTWITHSTANDING SECTION 10.16(c), SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES AGENTS AND BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION;

(b) IN ADDITION TO SECTION 10.16(a), HUYCK AUSTRIA GMBH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS IN ENGLAND FOR THE PURPOSE OF HEARING AND DETERMINING ANY DISPUTE ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE OBLIGATIONS OR RELATING HERETO AND FOR THE PURPOSES OF ENFORCEMENT OF ANY JUDGMENT AGAINST ITS ASSETS; AND

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS CT CORPORATION SYSTEM WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10001, UNITED STATES AND ITS SUCCESSORS HEREUNDER (THE “PROCESS AGENT”), AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH CREDIT PARTY AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT SPECIFIED IN SECTION 10.16(a). SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A CREDIT PARTY IN CARE OF THE PROCESS AGENT AT THE ADDRESS SPECIFIED ABOVE FOR THE PROCESS AGENT, AND EACH CREDIT PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH CREDIT PARTY FURTHER CONSENTS TO MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT ITS ADDRESSES FOR NOTICE HEREUNDER, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER MAILING. FAILURE OF THE PROCESS AGENT TO GIVE NOTICE TO ANY CREDIT PARTY OR FAILURE OF A CREDIT PARTY TO RECEIVE NOTICE OF SUCH SERVICES OF PROCESS SHALL NOT AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON THE PROCESS AGENT OR SUCH CREDIT PARTY. EACH CREDIT PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS, THAT MAY BE NECESSARY FOR THE PROCESS AGENT TO ACT AS SUCH. IN THE EVENT THAT AT ANY TIME SUCH PROCESS AGENT SHALL FOR ANY REASON CEASE

TO MAINTAIN AN OFFICE IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, OR CEASE TO ACT AS PROCESS AGENT, THEN, SUCH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ACCORDANCE WITH THE TERMS OF CLAUSE (iii) OF SECTION 10.16(a). EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS SECTION 10.16(b) SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18 Confidentiality. Each of the Agent, the Issuing Bank and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the NAIC, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,

(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of Xerium, (h) to any pledgee referred to in Section 10.7(i) or any direct or indirect contractual counterparty in any Hedging Agreement (or to any such contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 10.18, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.18 or (ii) becomes available to any Agent, any Issuing Bank or any Bank on a nonconfidential basis from a source other than Xerium. For the purposes of this Section 10.18, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, any Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, the Borrowers and each Bank (and each employee, representative or other agent of the Borrowers) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such U.S. tax treatment and U.S. tax structure.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, each Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of each Bank and each Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to each Borrower, as applicable.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22 Importation of Credit Documents into Austria. Each of the parties hereto covenants and agrees that it will not send, or cause to be sent, bring or cause to be brought, or otherwise import, or cause otherwise to be imported, into the Republic of Austria any original counterpart or certified or conformed copy of any executed Credit Document or any document constituting or evidencing any transfer by any party of any right or interest under any Credit Document, or make use of any Credit Document or document before any fiscal or governmental authority or agency or any court of Austria; provided that, any party may, at the joint and several cost and expense of the Credit Parties, send, or cause to be sent, bring, or cause to be brought, or otherwise import, or cause otherwise to be imported, any such Credit Document or document into the Republic of Austria if required to do so by applicable law or if such Credit Document or document is required to be presented in Austria in order to assist, enforce, protect or preserve any right of or remedy available to such party arising under or in respect of any of the Credit Documents or applicable law.

10.23 Place of Performance. The place of performance for all parties under this agreement and the other Credit Documents shall be any jurisdiction other than the Republic of Austria. Nothing in this Agreement shall be construed in a way as to entitle or oblige any party hereto to render or request any performance contemplated by this Agreement, including, but not limited to, payment obligations, within the Republic of Austria.

10.24 USA Patriot Act Notice. Each Bank and the Agents (for the Agents and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

XERIUM TECHNOLOGIES, INC.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XTI LLC

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM GERMANY HOLDING GMBH
Signed by Thomas Gutierrez as attorney for Xerium
Germany Holding GmbH

By:	/S/ THOMAS GUTIERREZ

XERIUM ITALIA S.P.A.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	Director

STOWE-WOODWARD/MOUNT HOPE INC.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	Chief Executive Officer

WEAVEXX CORPORATION,
a New Brunswick corporation

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	Chief Executive Officer

HUYCK AUSTRIA GMBH
Signed by Thomas Gutierrez as attorney for Huyck Austria GmbH

By:	/S/ THOMAS GUTIERREZ

Signed for and on behalf of
HUYCK AUSTRALIA PTY. LIMITED
by a duly appointed attorney
in the presence of:

/S/ MICHAEL P. O’DONNELL	/S/ THOMAS GUTIERREZ
Signature of witness	Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Michael O’Donnell	Thomas Gutierrez
Name of witness (please print)	Name of attorney (please print)

HUYCK INDÚSTRIA E COMÉRCIO LTDA.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

INDÚSTRIA E COMÉRCIO DE TELAS S/A - NORTELAS

By:	/S/ MARCELO DE BARTOLO GODOI
Name:	Marcelo De Bartolo Godoi
Title:	Officer

By:	/S/ EDUARDO FRACASSO
Name:	Eduardo Fracasso
Title:	Officer

WANGNER ITELPA INDÚSTRIA E COMÉRCIO LTDA.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

XERIUM DO BRASIL LTDA.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

XERIUM SAS

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

STOWE WOODWARD SAS

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

ROBEC GMBH
Signed by Thomas Gutierrez as attorney for Robec GmbH

By:	/S/ THOMAS GUTIERREZ

STOWE WOODWARD AG
Signed by Thomas Gutierrez as attorney for Stowe Woodward AG

By:	/S/ THOMAS GUTIERREZ

STOWE WOODWARD FORSCHUNGS-UND ENTWICKLUNGS GMBH
Signed by Thomas Gutierrez as attorney for Stowe Woodward Foreschungs-und Entwicklungs GmbH

By:	/S/ THOMAS GUTIERREZ

WANGNER BETEILIGUNGSGESELLSCHAFT MBH
Signed by Thomas Gutierrez as attorney for Wangner Beteiligungsgesellschaft mbH

By:	/S/ THOMAS GUTIERREZ

WANGNER GMBH & CO. KG
Signed by Thomas Gutierrez as attorney for Wangner GmbH & Co. KG

By:	/S/ THOMAS GUTIERREZ

WANGNER SERVICE GMBH
Signed by Thomas gutierrez as attorney for Wangner Service GmbH

By:	/S/ THOMAS GUTIERREZ

WANGNER VERWALTUNGSGESELLSCHAFT MBH
Signed by Thomas Gutierrez as attorney for Wangner Verwaltungsgesellschaft mbH

By:	/S/ THOMAS GUTIERREZ

HUYCK JAPAN LIMITED

By:	/S/ THOMAS GUTIERREZ
duly authorised for purposes of this agreement
Name:	Thomas Gutierrez
Title:	Chief Executive Officer

STOWE WOODWARD MÉXICO, S.A. DE C.V.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	Chief Executive Officer

TIAG TRANSWORLD INTERWEAVING GMBH

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	By Power of Attorney

HUYCK (UK) LIMITED
Signed by Thomas Gutierrez as attorney for Huyck (UK) Limited

By:	/S/ THOMAS GUTIERREZ

STOWE-WOODWARD (UK) LIMITED
Signed by Thomas Gutierrez as attorney for Stowe-Woodward (UK) Limited

By:	/S/ THOMAS GUTIERREZ

XERIUM TECHNOLOGIES LIMITED
Signed by Thomas Gutierrez as attorney for Xerium Technologies Limited

By:	/S/ THOMAS GUTIERREZ

HUYCK LIMITED
Signed by Thomas Gutierrez as attorney for Huyck Limited

By:	/S/ THOMAS GUTIERREZ

SIGNED for and on behalf of	)
STOWE-WOODWARD LIMITED	)

at	)	Name: Thomas Gutierrez
on	)	Title: Chief Executive Officer
per their Attorney /S/ THOMAS GUTIERREZ	)
acting under Power of Attorney dated May , 2005)
before this witness /S/ MICHAEL P. O’DONNELL	)
Michael P. O’Donnell
Witness

HUYCK LICENSCO INC.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

HUYCK EUROPE, INC.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

STOWE WOODWARD LLC

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

STOWE WOODWARD LICENSCO LLC

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

WEAVEXX CORPORATION,
a Delaware corporation

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM INC.

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM I (US) LIMITED

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM III (US) LIMITED

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM IV (US) LIMITED

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

XERIUM V (US) LIMITED

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

WANGNER ITELPA I LLC

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

WANGNER ITELPA II LLC

By:	/S/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

By:	/S/ DAVID WIRDNAM
Name:	David Wirdnam
Title:	Director

CITICORP NORTH AMERICA, INC.
as Administrative Agent, Issuing Bank, Collateral Agent and a Bank

By:	/S/ DAVID WIRDNAM
Name:	David Wirdnam
Title:	Vice President

CITIBANK, N.A., CANADIAN BRANCH,
as a Bank

By:	/S/ NIYOUSHA ZARINPOUR
Name:	Niyousha Zarinpour
Title:	Authorized Signer

CITIBANK, N.A., as a Bank

By:	/S/ DAVID WIRDNAM
Name:	David Wirdnam
Title:	Vice President

CIBC WORLD MARKETS PLC,
as Joint Lead Arranger, Joint Bookrunner, Syndication Agent, as an Issuing Bank

By:	/S/ ANIS BIBI
Name:	Anis Bibi
Title:	Executive Director

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Xerium B Term Loan Commitments

Bank	Xerium B Term Loan Commitment	Pro Rata Share
CITICORP NORTH AMERICA, INC.	$350,170,019.92	100%

Total	$350,170,019.92	100%

APPENDIX A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

XTI B Term Loan Commitments

Bank	Xerium B Term Loan Commitment	Pro Rata Share
CITICORP NORTH AMERICA, INC.	Euros 48,191,499.65	100%

Total	Euros 48,191,499.65	100%

APPENDIX A-2-1

APPENDIX A-3

TO CREDIT AND GUARANTY AGREEMENT

Italia B Term Loan Commitments

Bank	Italia B Term Loan Commitment	Pro Rata Share
CITIBANK, N.A.	Euros 48,987,161.29	100%

Total	Euros 48,987,161.29	100%

APPENDIX A-3-1

APPENDIX A-4

TO CREDIT AND GUARANTY AGREEMENT

Stowe-Woodward B Term Loan Commitments

Bank	Stowe-Woodward B Term Loan Commitment	Pro Rata Share
CITIBANK, N.A., CANADIAN BRANCH	Canadian Dollars 43,327,684.20	100%

Total	Canadian Dollars 43,327,684.20	100%

APPENDIX A-4-1

APPENDIX A-5

TO CREDIT AND GUARANTY AGREEMENT

Weavexx B Term Loan Commitments

Bank	Weavexx B Term Loan Commitment	Pro Rata Share
CITIBANK, N.A., CANADIAN BRANCH	Canadian Dollars 32,860,912.66	100%

Total	Canadian Dollars 32,860,912.66	100%

APPENDIX A-5-1

APPENDIX A-6

TO CREDIT AND GUARANTY AGREEMENT

Austria B Term Loan Commitments

Bank	Austria B Term Loan Commitment	Pro Rata Share
CITIBANK, N.A.	Euros 28,991,191.89	100%

Total	Euros 28,991,191.89	100%

APPENDIX A-6-1

APPENDIX A-7

TO CREDIT AND GUARANTY AGREEMENT

Germany B Term Loan Commitments

Bank	Austria B Term Loan Commitment	Pro Rata Share
CITIBANK, N.A.	Euros 63,816,793.89	100%

Total	Euros 63,816,793.89	100%

APPENDIX A-7-1

APPENDIX A-8

TO CREDIT AND GUARANTY AGREEMENT

Tranche 1 Revolving Commitments

Bank	Revolving Commitment	Pro Rata Share
Citicorp North America, Inc.	$25,000,000.00	50.0%
CIBC World Markets plc	$25,000,000.00	50.0%

Total	$50,000,000.00	100%

APPENDIX A-8-1

APPENDIX A-9

TO CREDIT AND GUARANTY AGREEMENT

Tranche 2 Revolving Commitments

Bank	Revolving Commitment	Pro Rata Share
Citicorp North America, Inc.	$25,000,000.00	50.0%
CIBC World Markets plc	$25,000,000.00	50.0%

Total	$50,000,000.00	100%

APPENDIX A-9-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

XERIUM TECHNOLOGIES, INC.

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Attention: Michael O’Donnell

Telecopier: 508-616-9479

XTI LLC

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Attention: Michael O’Donnell

Telecopier: 508-616-9479

XERIUM ITALIA S.P.A.

Casella Postale 109

Via Persicara 70

04100 Latina,

Italy

Attention: Michael O’Donnell

Telecopier: 39-077-362-9008

STOWE-WOODWARD/MOUNT HOPE INC.

Aird & Berlis

181 Bay Street

Suite 1800

Toronto, Ontario M5J279

Attention: Michael O’Donnell

Telecopier: 416-863-1515

WEAVEXX CORPORATION (CANADA)

Aird & Berlis

181 Bay Street

Suite 1800

Toronto, Ontario M5J279

Attention: Michael O’Donnell

Telecopier: 416-863-1515

APPENDIX B-1

HUYCK AUSTRIA GMBH

Zeile 40

2640 Gloggnitz

Austria

Attention: Michael O’Donnell

Telecopier: 43-2662-410-159

XERIUM GERMANY HOLDING GMBH

Föehrstrasse 39

72760 Reutlingen

Germany

Attention: Michael O’Donnell

Telecopier: 49-712-130-6396

HUYCK LICENSCO INC.

HUYCK EUROPE, INC.

STOWE WOODWARD LLC

STOWE WOODWARD LICENSCO LLC

WEAVEXX CORPORATION, a Delaware corporation

XERIUM INC.

XERIUM I (US) LIMITED

XERIUM III (US) LIMITED

XERIUM IV (US) LIMITED

XERIUM V (US) LIMITED

WANGNER ITELPA I LLC

WANGNER ITELPA II LLC

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Attention: Michael O’Donnell

Telecopier: (508) 616-9479

HUYCK AUSTRALIA PTY. LIMITED

P.O. Box 757

Geelong Vic. 3220

Australia

Attention: Michael O’Donnell

Telecopier: 61-352-237-099

HUYCK INDÚSTRIA E COMÉRCIO LTDA.

Avenida Barão do Rio Branco, 1958/2000

Parte, Centro—CEP 25680-270, City of Petrópolis,

State of Rio de Janeiro, Brazil

Attention: Michael O’Donnell

Telecopier: 55-24-2237-5449

APPENDIX B-2

INDÚSTRIA E COMÉRCIO DE TELAS S/A - NORTELAS

Rua Manoel Rufino da Silva, 2250, Cj. Ernesto Geisel

CEP 58075-000, City of João Pessoa

State of Paraíba, Brazil

Attention: Michael O’Donnell

Telecopier: 55-83-231-2858

WANGNER ITELPA INDÚSTRIA E COMÉRCIO LTDA.

Rod. Americana- Piracicaba, km 156,5

Distrito Industrial, 13400-970

City of Piracicaba, State of São Paulo, Brazil

Attention: Michael O’Donnell

Telecopier: 55-19-3424-1947

XERIUM DO BRASIL LTDA.

Avenida Barão do Rio Branco, 1958/2000

Parte, Centro - CEP 25680-270

City of Petrópolis, State of Rio de Janeiro, Brazil

Attention: Michael O’Donnell

Telecopier: 55-24-2237-5449

XERIUM SAS

102 avenue des Champs-Elysees

75008 Paris France

Attention: Michael O’Donnell

Telecopier: 33-4-50382593

STOWE WOODWARD SAS

12 rue Jean Jaurès

Meyzieu, France 69330

Attention: Michael O’Donnell

Telecopier: 33-4-50382593

ROBEC GMBH

Kleine Heide 8

33790 Halle/Westfalen

Germany

Attention: Michael O’Donnell

Telecopier: 49-5201-8730-80

STOWE WOODWARD AG

Am Langen Graben 22

52353 Düeren Germany or

Postfach 10 02 37, 52302 Düeren Germany

Attention: Michael O’Donnell

Telecopier: 49-242-184-05319

APPENDIX B-3

STOWE WOODWARD FORSCHUNGS-UND

ENTWICKLUNGS GMBH

Am Langen Graben 22

52353 Düeren Germany

Attention: Michael O’Donnell

Telecopier: 49-242-184-05319

WANGNER BETEILIGUNGSGESELLSCHAFT MBH

Föehrstrasse 39

72760 Reutlingen

Germany

Attention: Michael O’Donnell

Telecopier: 49-712-130-6396

WANGNER GMBH & CO. KG

Föehrstrasse 39

72760 Reutlingen

Germany

Attention: Michael O’Donnell

Telecopier: 49-712-130-6396

WANGNER SERVICE GMBH

Föehrstrasse 39

72760 Reutlingen

Germany

Attention: Michael O’Donnell

Telecopier: 49-712-130-6396

WANGNER VERWALTUNGSGESELLSCHAFT MBH

Föehrstrasse 39

72760 Reutlingen

Germany

Attention: Michael O’Donnell

Telecopier: 49-712-130-6396

HUYCK JAPAN LIMITED

5F, Kokusai Bldg., 2-13-11

Nihonbashi Kayabacho

Chuo-ku, Tokyo, 103-0025

Japan

Attention: Michael O’Donnell

Telecopier: 81-336-670-986

APPENDIX B-4

STOWE WOODWARD MÉXICO, S.A. DE C.V.

Circuito Balvanera No. 2

Fracc. Agro Ind. Balvanera

KM 7 Carr. Libre A Celaya

Villa Corregidora 79920

Queretaro, Mexico

Attention: Michael O’Donnell

Telecopier: 52-442-225-0618

TIAG TRANSWORLD INTERWEAVING GMBH

Winkelriedstrasse 36

CH-6003 Luzern

Switzerland

Attention: Michael O’Donnell

Telecopier: 41-41-210-1687

HUYCK (UK) LIMITED

Thanet Way

Whitstable

Kent, CT5 3EG

England

Attention: Michael O’Donnell

Telecopier: 44-122-727-7532

STOWE-WOODWARD (UK) LIMITED

Viewfield Industrial Estate

Glenrothes

Fife KY6 2RG

Scotland

Attention: Michael O’Donnell

Telecopier: 44-159-277-2821

XERIUM TECHNOLOGIES LIMITE

Thanet Way

Whitstable

Kent, CT5 3EG

England

Attention: Michael O’Donnell

Telecopier: 44-122-727-7532

HUYCK LIMITED

Thanet Way

Whitstable

Kent, CT5 3EG

England

Attention: Michael O’Donnell

Telecopier: 44-122-727-7532

APPENDIX B-5

STOWE-WOODWARD LIMITED

Viewfield Industrial Estate

Glenrothes

Fife KY6 2RG

Scotland

Attention: Michael O’Donnell

Telecopier: 44-159-277-2821

in each case, with a copy to:

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Attention: Michael Stick

Telecopier: (508) 616-9485

and to

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Attention: John Cormier

Telecopier: (508) 616-9486

APPENDIX B-6

CITIGROUP GLOBAL MARKETS.,

as Joint Lead Arranger and Joint Bookrunner

Citibank, N.A.

390 Greenwich St., 1st Floor

New York, NY 10013

Attention: Wendy W. Zhang

Telecopier: (646) 291-1653

Email: wendy.w.zhang@citigroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Robert A. Copen

Telecopier: (212) 735-2000

E-mail: rcopen@skadden.com

APPENDIX B-7

CIBC WORLD MARKETS PLC,

as Joint Lead Arranger, Joint Bookrunner, Syndication Agent,

and Issuing Bank

CIBC World Markets plc

Cottons Centre

Cottons Lane

London SE1 2QL

United Kingdom

Attention: Nick Burnham / Angela Large

Telecopier: 44 207 234 6085

E-mail: Angela.Large@cibc.co.uk

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Robert A. Copen

Telecopier: (212) 735-2000

E-mail: rcopen@skadden.com

APPENDIX B-8

CITICORP NORTH AMERICA, INC.,

as Administrative Agent, Collateral Agent,

Issuing Bank and a Bank

Citicorp North America, Inc.

390 Greenwich St., 1st Floor

New York, NY 10013

Attention: Wendy W. Zhang

Telecopier: (646) 291-1653

Email: wendy.w.zhang@citigroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Robert A. Copen

Telecopier: (212) 735-2000

E-mail: rcopen@skadden.com

APPENDIX B-9

CITIBANK, N.A., CANADIAN BRANCH,

as a Bank

Citibank, N.A., Canadian Branch

Citibank Place, 10th floor

123 Front Street West

Toronto, CANADA

Attention: Adeel Kheraj

Telecopier: (416) 947-5650

Email: adeel.kheraj@citigroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Robert A. Copen

Telecopier: (212) 735-2000

E-mail: rcopen@skadden.com

APPENDIX B-10

CITIBANK, N.A., as a Bank

Citibank, N.A.

390 Greenwich St., 1st Floor

New York, NY 10013

Attention: Wendy W. Zhang

Telecopier: (646) 291-1653

Email: wendy.w.zhang@citigroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Robert A. Copen

Telecopier: (212) 735-2000

E-mail: rcopen@skadden.com

APPENDIX B-11

APPENDIX C

TO CREDIT AND GUARANTY AGREEMENT

Mandatory Cost Formula

1.	For the purposes of this Appendix C:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

2.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

3.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

APPENDIX C-1

5.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Section 2.10 (Default Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

APPENDIX C-2

8.	Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Appendix C in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with Xerium and the Banks, determine and notify to all parties to the Agreement any amendments which are required to be made to this Appendix C in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Agreement.

APPENDIX C-3